UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material under §240.14a-12

EDGEWISE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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About Us

We are a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe muscle diseases for which there is significant unmet medical need. Guided by our holistic drug discovery approach to targeting the muscle as an organ, we have combined our foundational expertise in muscle biology and small molecule engineering to build our proprietary, muscle-focused drug discovery platform. Our platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue, initially focused on addressing rare neuromuscular and cardiac diseases. We have developed and characterized a library of novel sarcomere modulators exhibiting a broad range of pharmacological and pharmacokinetic properties regulating disease-related muscle biology.

PATIENTS FIRST

Our goal is to understand the challenges individuals living with the diseases we work in, their families and their caregivers face every day to help us develop meaningful treatments. By doing this we can better serve the communities we serve and improve all aspects of our work to develop impactful and potentially life-changing treatments.

Our Guiding Principles

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Start with patients. Consider the voice of the patient at every step of the way.
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Create and follow the science to lead us to novel therapies.
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Work with uncompromising standards and integrity.
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Communicate honestly, openly and compliantly.
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Meet the challenge with urgency.

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OUR VISION

Our vision is to improve the lives of patients and families suffering from severe muscle diseases by building the world’s leading muscle-focused biopharmaceutical company. Key components of our strategy to achieve this vision include:

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Engaging comprehensively with patients, their families and their physicians to develop trusted relationships, transparent communications, and become a leader in the rare muscle disease communities we serve;
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Leveraging clinical and regulatory precedents and our extensive experience in severe muscle diseases to rapidly advance sevasemten through clinical development in muscular dystrophies;
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Leveraging our deep expertise in muscle-disease therapeutics to expand our pipeline, advancing EDG-7500 through clinical development for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction;
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Investing in our precision medicine drug discovery platform to fuel the development of novel targeted therapies to expand our pipeline into additional skeletal and cardiac muscle diseases;
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Integrating our scientific expertise, development capabilities and growing network of patient advocacy groups and collaborators to develop novel therapies addressing muscle diseases with the highest unmet need; and
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Opportunistically evaluating strategic collaborations and asset acquisition opportunities to accelerate development and commercialization timelines as well as potentially expanding our pipeline within our core therapeutic areas.

Notice of Annual Meeting of Stockholders

DATE AND TIME	IN-PERSON MEETING	RECORD DATE
June 4, 2026 at 10:00 am Mountain Time	This year’s annual meeting of stockholders (Annual Meeting) will be held in-person at: 1715 38th Street, Boulder, Colorado 80301	April 9, 2026

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION
Proposal No. 1: Elect the directors named in the attached Proxy Statement to serve until the 2029 annual meeting of stockholders	FOR the election of Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D.
Proposal No. 2: Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR the ratification of KPMG LLP
Proposal No. 3: Conduct an advisory vote on the compensation of our named executive officers	FOR the approval, on an advisory and non-binding basis, of the compensation of our named executive officers

Stockholders will also consider such other business as may come properly be presented before the Annual Meeting or any adjournment thereof.

This notice, proxy statement and voting instructions are being mailed to stockholders on or about April 23, 2026.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the live in-person meeting, we encourage you to vote as soon as possible in one of the following ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL	AT THE IN-PERSON MEETING
Visit the website listed on your proxy card	Call the telephone number on your proxy card	Sign, date, and return your proxy card in the enclosed envelope	Attend the Annual Meeting at 1715 38th Street, Boulder, Colorado 80301

John R. Moore
General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 4, 2026. Our Proxy Statement and Annual Report are available online at investors.edgewisetx.com.

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Proxy Summary

ABOUT THE MEETING

DATE AND TIME June 4, 2026 at 10:00 am Mountain Time IN-PERSON MEETING The Annual Meeting will be held at 1715 38th Street, Boulder, Colorado 80301.		RECORD DATE April 9, 2026 STOCK EXCHANGE Edgewise Therapeutics, Inc.’s common stock is listed on Nasdaq under the symbol “EWTX.”
PROXY VOTING

Internet	In-Person Meeting	Phone	Mail
Visit the website listed on your proxy card	Attend the In-Person Meeting at 1715 38th Street, Boulder, Colorado 80301	Call the telephone number on your proxy card	Sign, date, and return your proxy card in the enclosed envelope

PROPOSALS AND BOARD RECOMMENDATIONS

PROPOSAL 1: ELECTION OF DIRECTORS

The board of directors recommends that you vote FOR the election of Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D. These individuals bring a range of relevant experiences and overall diversity of perspectives that is essential to good governance and leadership of our company.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The board of directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. We believe KPMG LLP has sufficient knowledge and experience to provide our company with a wide range of accounting services.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board of directors recommends that you vote FOR the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (SEC), including the compensation tables and any related narrative discussion. We value continuing and constructive feedback from our stockholders on compensation and other important matters.

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CORPORATE GOVERNANCE HIGHLIGHTS

GOVERNANCE BEST PRACTICES

✓  Annual board of directors and committee self-assessments enhance performance.

✓  Executive sessions of independent directors at each regularly scheduled board meeting.

✓  Compensation Recovery Policy allows withholding of compensation based on any restatement or adjustment to our financials.

✓ Active, year-round stockholder engagement process where we meet with our stockholders and other key stakeholders. ✓ Insider Trading Policy prohibits, among other things, hedging.

DIRECTOR NOMINEES

Name and Position	Age	Primary or Most Recent Occupation	Committee Memberships
			Audit	Compensation	Nominating & Corporate Governance
Laura Brege DIRECTOR	68	BridgeBio Pharma, Inc., Senior Advisor	C	M
Badreddin Edris, Ph.D. DIRECTOR AND CO-FOUNDER	39	Beeline Medicines Corporation, President and Chief Operating Officer		C
Jonathan Root, M.D. DIRECTOR	66	US Venture Partners, General Partner	M		C

C = Chairperson I M = Member

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Board of Directors and Corporate Governance

Our business affairs are managed under the direction of our board of directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Our board of directors is committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of the board of directors and management, and improves our standing as a trusted member of the communities we serve.

In November 2025, we appointed Christopher Martin to our board of directors. As we prepare for our first commercial launch in Becker muscular dystrophy and advance our cardiovascular asset to Phase 3, we value the commercial expertise and product launch experience that Mr. Martin brings to our board of directors.

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The following table sets forth the names and positions of our directors and their ages as of April 21, 2026:

			Committee Memberships
Name	Age	Primary or Most Recent Occupation	Audit	Compensation	Nominating & Corporate Governance
PETER THOMPSON, M.D. CHAIRPERSON AND CO-FOUNDER	66	OrbiMed Advisors LLC, General Partner
LAURA BREGE DIRECTOR	68	BridgeBio Pharma, Inc., Senior Advisor	C	M
BADREDDIN EDRIS, Ph.D. DIRECTOR AND CO-FOUNDER	39	Beeline Medicines Corporation, President and Chief Operating Officer		C
JONATHAN FOX, M.D., Ph.D. DIRECTOR	69	BridgeBio Pharma, Inc., President and Chief Medical Officer			M
KEVIN KOCH, Ph.D. DIRECTOR	65	Edgewise Therapeutics, Inc., Chief Executive Officer
CHRISTOPHER MARTIN DIRECTOR	50	Verona Pharma plc, Chief Commercial Officer			M
ARLENE M. MORRIS DIRECTOR	74	Willow Advisors, LLC, Chief Executive Officer	M	M
JONATHAN ROOT, M.D. DIRECTOR	66	U.S. Venture Partners, General Partner	M		C
ALAN RUSSELL, Ph.D. DIRECTOR AND CO-FOUNDER	56	Edgewise Therapeutics, Inc., Chief Scientific Officer

C = Chairperson   I   M = Member

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NOMINEES FOR CLASS II DIRECTOR

Laura Brege DIRECTOR	Age: 68 Director since: 2020 Committees: Audit (Chairperson) and Compensation

Career Highlights

Laura A. Brege has served as a member of our board of directors since December 2020. Ms. Brege was originally recommended for appointment as a director by a non-management director. Ms. Brege has served as Senior Advisor to BridgeBio Pharma, Inc., a biotechnology company developing medicines for genetic diseases, since April 2018. Prior to BridgeBio, Ms. Brege was Managing Director at Cervantes Life Science Partners, LLC, a health care advisory and consulting company, from September 2015 to June 2018. Previously, Ms. Brege was President and Chief Executive Officer from September 2012 to July 2015 and member of the board from September 2012 to July 2015 at Nodality, Inc., a privately held biotechnology company focused on innovative personalized medicine. Prior to Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., from June 2006 to December 2011, including Executive Vice President and Chief Operating Officer. Before Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm, and Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc., a research and development company focused on cardiovascular diseases. Earlier in her career, Ms. Brege served as Vice President and Chief Financial Officer at Flextronics and Vice President and Treasurer of The Cooper Companies. Ms. Brege currently serves as a member of the boards of directors of ACADIA Pharmaceuticals Inc., a biotechnology company developing treatments for neurological diseases, since May 2008, Mirum Pharmaceuticals, Inc., a biotechnology company developing treatments for rare liver diseases, since July 2019, and Pacira BioSciences, Inc., a non-opioid pain management company, since June 2011. She previously served as a member of the board of directors of Portola Pharmaceuticals, Inc., acquired by Alexion Pharmaceuticals, Inc. in July 2020, Aratana Therapeutics, Inc., Delcath Systems, Inc., HLS Therapeutics Inc., and Dynavax Technologies Corporation. Ms. Brege received a B.B.A. in economics and B.S. in government from Ohio University and a M.B.A. from the University of Chicago.

We believe Ms. Brege is qualified to serve on our board of directors because of her financial expertise, education and industry background, including her extensive experience as an officer and director of biotechnology companies.

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Badreddin Edris, Ph.D. DIRECTOR AND CO-FOUNDER	Age: 39 Director since: 2021 Committees: Compensation (Chairperson)

Career Highlights

Badreddin Edris, Ph.D. has served as a member of our board of directors since February 2021. Dr. Edris was appointed as a director in his capacity as a co-founder. Dr. Edris co-founded the Company and served in an operational role from May 2017 until March 2018 before transitioning into an advisory role. Since October 2025, Dr. Edris has served as the President and Chief Operating Officer of Beeline Medicines Corporation, a clinical-stage biopharmaceutical company. In addition, since February 2026, Dr. Edris has served as a Venture Partner at The Column Group, LLC, a healthcare venture capital firm. From January 2021 until the company’s acquisition by Merck KGaA, Darmstadt, Germany in July 2025, Dr. Edris was the Chief Operating Officer of SpringWorks Therapeutics, Inc., a commercial-stage biopharmaceutical company focused on severe rare diseases and cancer, and was previously the Chief Business Officer of SpringWorks from September 2018 to December 2020. Previously, Dr. Edris was an investment and operating professional on the private equity team at OrbiMed Advisors LLC, a healthcare investment firm, from June 2014 to November 2018. While at OrbiMed, Dr. Edris also co-founded and held an operating role at Silverback Therapeutics, Inc., an OrbiMed portfolio company, where he was Head of Corporate Development from April 2016 to March 2018 and Chief Business Officer from April 2018 to September 2018. Before OrbiMed, Dr. Edris was a management consultant in the healthcare practice at Bain & Co Inc. Dr. Edris received a B.I.S. in microbiology from Weber State University, a M.S. in biology from Stanford University and a Ph.D. in genetics from Stanford University School of Medicine, where he was a National Science Foundation Graduate Research Fellow.

We believe Dr. Edris is qualified to serve on our board of directors because of the perspective and experience he provides as a co-founder, his operational experience and his experience in private equity and management consulting in the biotechnology industry.

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Jonathan Root, M.D. DIRECTOR	Age: 66 Director since: 2019 Committees: Audit and Nominating & Corporate Governance (Chairperson)

Career Highlights

Jonathan Root, M.D. has served as a member of our board of directors since August 2019. Dr. Root has served as the General Partner of U.S. Venture Partners, a venture capital investment firm, and Managing Member of several U.S. Venture Partners’ funds since January 1998. Dr. Root has served as a member of the board of directors of Carlsmed, Inc., a medical technology company, since 2020, and is a member of the board of Omada Health, Inc., a digital health and virtual care company, since 2013. Previously, Dr. Root served as a board member of Inari Medical, Inc., a medical technology company focusing on treatment of venous thromboembolism acquired by Stryker Corporation in February 2025, from September 2011 to February 2025, OncoMed Pharmaceuticals, Inc., a biopharmaceutical company developing cancer therapeutics, from August 2004 to April 2019, eFFECTOR Therapeutics, Inc., a pharmaceutical company developing cancer therapeutics, from April 2014 to February 2022, and Silverback Therapeutics, Inc., a biopharmaceutical company developing cancer treatment therapies acquired by ARS Pharmaceuticals in November 2022, from March 2020 to November 2022. Additionally, Dr. Root currently serves on the board of directors of several private companies in the healthcare industry. Dr. Root received an A.B. in economics from Dartmouth College, an M.D. from the University of Florida College of Medicine and an M.B.A. from Columbia Business School.

We believe Dr. Root is qualified to serve on our board of directors because of his medical background, experience working in venture capital, and directorship experience in the healthcare industry.

CONTINUING CLASS I DIRECTORS
Christopher Martin DIRECTOR	Age: 50 Director since: 2025 Committees: Nominating & Corporate Governance

Career Highlights

Christopher Martin has served as a member of our board of directors since November 2025. Mr. Martin served as Chief Commercial Officer for Verona Pharma plc, a biopharmaceutical company developing therapies for respiratory diseases, from January 2024 to October 2025, until it was acquired by Merck & Co. in October 2025. Mr. Martin previously served in other management positions at Verona, including Senior Vice President of Commercial from January 2022 to December 2023 and Vice President of Commercial from June 2020 and December 2022. Prior to Verona, he served as Executive Director of Marketing at SK Life Science, Inc., a biopharmaceutical focused on developing novel therapeutics for central nervous system conditions, from March 2018 to June 2020. Prior to SK Life Science, Mr. Martin was Head of Marketing at Cempra, Inc., until its acquisition by Melinta Therapeutics, Inc. Prior to Cempra, he was at Salix Pharmaceuticals, a pharmaceutical company, for 10 years in roles of increasing responsibility. Mr. Martin currently serves as a member of the board of directors of Oruka Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on developing novel monoclonal antibody therapeutics for psoriasis and other inflammatory and immunology indications, since December 2025. Mr. Martin received a B.S. in financial management from Clemson University.

We believe Mr. Martin is qualified to serve on our board of directors because of his extensive experience in the biopharmaceutical industry and commercial expertise.

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Arlene Morris DIRECTOR	Age: 74 Director since: 2024 Committees: Audit and Compensation

Career Highlights

Arlene M. Morris has served as a member of our board of directors since May 2024. Ms. Morris has served as Chief Executive Officer of Willow Advisors, LLC, a consultancy advising biotech companies on financing, strategy, and business development since May 2015. From April 2012 until May 2015, Ms. Morris served as the chief executive officer of Syndax Pharmaceuticals, Inc., a privately held oncology company focused on the development and commercialization of therapies for treatment-resistant cancers. From June 2003 to January 2011, Ms. Morris served as the president, chief executive officer, and a member of the board of directors of Affymax, Inc., a development-stage biopharmaceutical company. Ms. Morris also held various management and executive positions at Clearview Projects, Inc., a corporate advisory firm; Coulter Pharmaceutical, Inc., a publicly traded pharmaceutical company; Scios Inc., a biopharmaceutical company focused on cardiovascular and inflammatory diseases; and Johnson & Johnson, a publicly traded healthcare company. She is currently a member of the board of directors of Palatin Technologies, a publicly traded biotechnology company focused on the inflammatory and autoimmune diseases since June 2015; Viridian Therapeutics, Inc., a publicly traded company developing therapies for serious and rare diseases since January 2018; and Cogent Biosciences, Inc., a publicly traded biopharmaceutical company focused on genetically defined diseases since July 2019. She currently serves as a board chair for the Foundation for Research and Development at the Medical University of South Carolina and as a trustee of Carlow University. Ms. Morris previously served as a member of the boards of directors of TC BioPharm PLC, from September 2021 to October 2025, and Viveve Medical, Inc., from May 2016 to February 2023. Ms. Morris received a B.A. in biology and chemistry from Carlow College.

We believe Ms. Morris is qualified to serve on our board of directors because of her industry experience and expertise from past and continued service on boards of directors of publicly traded biotechnology companies, which enable her to contribute important strategic insight to our board of directors.

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Alan Russell, Ph.D. DIRECTOR, CO-FOUNDER AND CHIEF SCIENTIFIC OFFICER	Age: 56 Director since: 2017

Career Highlights

Alan Russell, Ph.D. co-founded the Company, and has served as a member of our board of directors since August 2017 and as our Chief Scientific Officer since June 2017. Previously, Dr. Russell was Vice President and Head of the Muscle Metabolism Discovery Performance Unit from September 2014 to June 2017 and Director and Head of Biology of the Muscle Metabolism Discovery Performance Unit from March 2010 to September 2014 at GlaxoSmithKline plc, a multinational pharmaceutical company. Prior to joining GlaxoSmithKline, Dr. Russell was Associate Director of Muscle Biology and Therapeutics from February 2002 to February 2010 at Cytokinetics, Inc., a biopharmaceutical company developing treatments for diseases of impaired muscle function. He has been Adjunct Professor in the Department of Integrative Physiology at the University of Colorado Boulder since November 2017. Dr. Russell received a B.Pharm. in pharmacy and pharmacology and a Ph.D. in cell biology and gene therapy from the University of Bath and was Postdoctoral Fellow at the Stanford University School of Medicine.

We believe Dr. Russell is qualified to serve on our board of directors because of the perspective and experience he provides as one of our founders and as our Chief Scientific Officer, his extensive experience in the pharmaceutical sciences as well as his strong scientific knowledge.

CONTINUING CLASS III DIRECTORS

Jonathan Fox, M.D., Ph.D. DIRECTOR	Age: 69 Director since: 2023 Committees: Nominating & Corporate Governance

Career Highlights

Jonathan Fox, M.D., Ph.D. joined our board of directors in March 2023. Dr. Fox has served as the president and Chief Medical Officer for the cardiovascular and renal diseases division at BridgeBio Pharma, Inc., a clinical stage biotechnology company developing novel, genetically targeted therapies since 2016. Prior to that, Dr. Fox served as the Chief Medical Officer of MyoKardia, Inc., a clinical-stage biopharmaceutical company focused on targeted therapies for serious cardiovascular diseases, from 2013 to 2016 and as a senior advisor from 2016 to 2017. Additionally, he worked as a consultant at Nigel-Montgomery, LLC, a technology research and advisory company, from 2012 to 2013 and held various senior positions successively at SmithKline Beecham, a pharmaceutical manufacturing company, Merck Research Laboratories, the research and development division of Merck & Co., Inc., and AstraZeneca, a biopharmaceutical company focused on oncology, rare diseases, and various biopharmaceutical applications, from 1998 to 2012. He was also on the faculty of the University of Pennsylvania School of Medicine from 1993 to 2013. Since 2013, he has held an adjunct faculty position at the Stanford University Cardiovascular Institute. Dr. Fox serves on the board at ML BioSolutions, a private company focused on developing an oral treatment for limb girdle muscular dystrophy, and is a trustee of the Lankenau Institute for Medical Research, a nonprofit organization. He received his A.B. in biology, his Ph.D. in experimental pathology and his M.D. from the University of Chicago, and completed his training in Internal Medicine and Cardiology at Duke University. Dr. Fox is ABIM Certified in Cardiovascular Diseases and is a Fellow of the American College of Cardiology.

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We believe Dr. Fox’s strong technical background, experience in cardiovascular clinical development and product approvals and extensive experience in management in the biotechnology industry provides him with the qualifications and skills to serve as a member of our board of directors.

Kevin Koch, Ph.D. DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER	Age: 65 Director since: 2017

Career Highlights

Kevin Koch, Ph.D. has served as a member of our board of directors since June 2017, as our President and Chief Executive Officer since August 2017 and was our Chief Financial Officer from August 2017 to September 2020. Dr. Koch has also been a Venture Partner with OrbiMed Advisors LLC, a healthcare investment firm, since 2016. Prior to joining OrbiMed, Dr. Koch acted as a consultant in the biotech industry from September 2015 to May 2016. Prior to acting as a consultant, Dr. Koch was Senior Vice President for Drug Discovery (Chemical and Molecular Therapeutics) from December 2013 to September 2015 at Biogen Inc., a biotechnology company developing treatments for neurological diseases. Prior to joining Biogen, Dr. Koch co-founded Array BioPharma Inc., a clinical-stage pharmaceutical company, in February 1998, was President and Chief Scientific Officer from June 1998 to November 2013, and served on its board of directors from May 1998 to April 2012. Previously, Dr. Koch was Associate Director of Medicinal Chemistry and Project Leader for the Protease Inhibitor and New Leads project teams from May 1995 to May 1998 at Amgen Inc., a biotechnological company addressing diseases with limited treatment options. From September 1988 until May 1995, Dr. Koch held various positions with Pfizer Central Research, a global pharmaceutical company, including Senior Research Investigator and Project Coordinator for the cellular migration and immunology project teams. Dr. Koch previously served on the board of directors of Terremoto Biosciences from July 2021 to December 2023, a privately held biotechnology company. Dr. Koch also previously served as a member of the board of directors of Miragen Therapeutics, Inc., a public biotechnology company advancing new treatments for underserved diseases. Dr. Koch received a B.S. in chemistry and in biochemistry from the State University of New York at Stony Brook and a Ph.D. in organic chemistry from the University of Rochester.

We believe Dr. Koch is qualified to serve on our board of directors because of the perspective and experience he provides as our President and Chief Executive Officer, as well as his extensive experience in venture capital and management in the biotechnology industry.

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Peter Thompson, M.D. CHAIRPERSON AND CO-FOUNDER	Age: 66 Director since: 2017

Career Highlights

Peter Thompson, M.D. co-founded the Company and has served as a member of our board of directors since May 2017. He has also served as chairperson of our board of directors since August 2017. Dr. Thompson is a Partner at OrbiMed Advisors LLC, an investment firm focused on the healthcare sector, where he previously served as a Venture Partner since joining in September 2010. Dr. Thompson is also the Chairman of Terremoto Biosciences, Inc., a biotechnology company developing targeted therapeutics, since August 2024, where he previously served as President and Chief Executive Officer from August 2021 to August 2024. Dr. Thompson previously served as Chief Executive Officer and President of two private companies: Glia Biotherapeutics, Inc., a biopharmaceutical company targeting glia-mediated pathways, from July 2018 to July 2023 and Terremoto Therapeutics Holdings, LLC, a drug discovery and development company, from August 2021 to December 2022. Dr. Thompson currently serves on the boards of directors of several public companies, including Sionna Therapeutics Inc. (since February 2022), Corvus Pharmaceuticals, Inc. (since November 2014), and ARS Pharmaceuticals Inc. (since April 2016). Dr. Thompson has previously served on the boards of directors of Alpine Immune Sciences, Inc., Janux Therapeutics, Inc., Decibel Therapeutics, Inc., Adaptimmune Therapeutics PLC, Principia Biopharma Inc., PMV Pharmaceuticals, Inc., Prevail Therapeutics, Inc., Sierra Oncology, Inc., and Synthorx Inc. Dr. Thompson also currently serves on the board of directors of several private companies. Dr. Thompson co-founded Silverback Therapeutics, Inc. and Cleave Biosciences Inc. Dr. Thompson also previously served in executive leadership roles at Trubion Pharmaceuticals, Inc., Chiron Corporation, and Becton, Dickinson and Company. Dr. Thompson is an Affiliate Professor of Neurosurgery at the University of Washington. In addition, Dr. Thompson holds numerous patents and is a board-certified internist and oncologist. Dr. Thompson received a Sc. B. in Molecular Biology and Mathematics from Brown University and an M.D. from Brown University Medical School.

We believe Dr. Thompson’s experience in management and venture capital in the biopharmaceutical industry provides him with the qualifications and skills to serve as a member of our board of directors.

DIRECTOR INDEPENDENCE

Our common stock is listed on the Nasdaq Global Select Market. Under the rules of the Nasdaq Stock Market LLC (Nasdaq), independent directors must comprise a majority of a listed company’s board of directors within one year of the company’s initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (Exchange Act). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries. In determining that Dr. Thompson is

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independent, our board of directors considered his role as Partner at OrbiMed Advisors LLC, which holds approximately 14.4% of our outstanding voting stock as of March 31, 2026, in addition to the shares of our common stock beneficially owned by Dr. Thompson. For additional information concerning beneficial ownership of our common stock, please see the section titled “Security Ownership of Certain Beneficial Owners and Management.”

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Dr. Thompson, Ms. Brege, Dr. Edris, Dr. Fox, Mr. Martin, Ms. Morris and Dr. Root, representing seven of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq. Our board of directors has also determined that Ms. Brege (Chairperson), Ms. Morris and Dr. Root, who comprise our audit committee, Dr. Edris (Chairperson), Ms. Brege and Ms. Morris, who comprise our compensation committee, and Dr. Root (Chairperson), Dr. Fox and Mr. Martin, who comprise our nominating and corporate governance committee, satisfy the independence standards for audit committee members, compensation committee members and nominating and corporate governance committee members, respectively, established by the rules of Nasdaq and the SEC.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

As a general policy, our board of directors believes that the separation of the positions of Chairperson of our board of directors and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of

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directors as a whole. As such, Dr. Koch serves as our President and Chief Executive Officer while Dr. Thompson serves as the Chairperson of our board of directors but is not an officer. We currently expect and intend the positions of Chairperson of our board of directors and Chief Executive Officer to continue to be held by two individuals in the future.

BOARD MEETINGS AND COMMITTEES

During our fiscal year ended December 31, 2025, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served as director. During 2025, the board of directors held five meetings.

Our Corporate Governance Guidelines set out that the Company encourages, but does not require, our directors to attend the annual meeting of stockholders. All then – serving members of our board of directors attended our 2025 annual meeting.

AUDIT	COMPENSATION	NOMINATING & CORPORATE GOVERNANCE
Laura Brege (Chairperson) Arlene M. Morris Jonathan Root, M.D.	Badreddin Edris, Ph.D. (Chairperson) Laura Brege Arlene M. Morris	Jonathan Root, M.D. (Chairperson) Jonathan Fox, M.D., Ph.D. Christopher Martin

AUDIT COMMITTEE

MEMBERS	MEETINGS HELD IN 2025: 4
Laura Brege (Chairperson) Arlene M.Morris Jonathan Root, M.D.

Our board of directors has determined that Ms. Brege is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

KEY RESPONSIBILITIES
●
select and hire the independent registered public accounting firm to audit our financial statements;

●
help to ensure the independence and performance of the independent registered public accounting firm;

●
approve audit and non-audit services and fees;

●
review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements, the results of the independent audit and the quarterly reviews

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and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●
prepare the audit committee report that the SEC requires to be included in our annual proxy statement;

●
review reports and communications from the independent registered public accounting firm;

●
review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

●
review and discuss with management and our independent auditor guidelines and policies to identify, monitor, and address enterprise risks;

●
review and discuss with management our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to data breaches;

●
review and monitor related party transactions; and

●
establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at investors.edgewisetx.com.

COMPENSATION COMMITTEE

MEMBERS	MEETINGS HELD IN 2025: 2
Badreddin Edris, Ph.D. (Chairperson) Laura Brege Arlene M. Morris
KEY RESPONSIBILITIES
●
oversee our overall compensation philosophy and compensation policies, plans and benefit programs;
●
review and approve compensation for our executive officers and directors;
●
review and discuss with management any creation or revision of a clawback policy, including our Compensation Recovery Policy;
●
review, approve, and administer our employee benefit and equity compensation plans; and
●
prepare the compensation committee report that the SEC will require to be included in our annual proxy statement.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at investors.edgewisetx.com.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS	MEETINGS HELD IN 2025: 1
Jonathan Root, M.D. (Chairperson) Jonathan Fox, M.D., Ph.D. Christopher Martin
KEY RESPONSIBILITIES
●
identify, evaluate and make recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
●
consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;
●
develop and establish procedures for considering the leadership structure of our board of directors;
●
develop and review policies for considering stockholder nominees for election to our board of directors;
●
establish policies and procedures for evaluating the independence of directors and director nominees that are in compliance with the rules and regulations of the SEC and the requirements of any relevant securities exchange;
●
review developments in corporate governance practices;
●
review our succession planning process for executive officers;
●
oversee orientation and continuing education of members of our board of directors;
●
review and monitor conflicts of interest situations, other than related party transactions reviewed by the audit committee, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;
●
evaluate the adequacy of our corporate governance practices and reporting; and
●
evaluate the performance of our board of directors and of individual directors.

Our nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.edgewisetx.com.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, our compensation committee consisted of Dr. Edris, Ms. Brege, and Ms. Morris. None of the members of our compensation committee is or has been an officer or employee of our Company, except that Dr. Edris served as Chief Operating Officer from May 2017 until March 2018. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director candidates, including retaining a search firm and utilizing the networks of our board of directors and/or our management. While our board of directors has not established specific minimum qualifications for members of the board of directors, in its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and corporate governance committee will consider, in accordance with the Company’s Corporate Governance Guidelines: (a) the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors; (b) numerous factors, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors; and (c) other factors that the nominating and corporate governance committee may consider appropriate. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel and Corporate Secretary at Edgewise Therapeutics, Inc., 1715 38th Street, Boulder, Colorado 80301. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of

EDGEWISE THERAPEUTICS	16

shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chair of our board of directors.

ONLINE https://report.syntrio.com/ edgewisetx	BY TELEPHONE (855) 222-0628	BY MAIL
1715 38th Street, Boulder, Colorado 80301

CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER COMPANY POLICIES

CORPORATE GOVERNANCE GUIDELINES

We have Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. The Corporate Governance Guidelines are available on our website at investors.edgewisetx.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have a written code of business conduct and ethics that applies to our directors, officers and employees as well as contractors, consultants and agents. The code of business conduct and ethics is available on our website at investors.edgewisetx.com. We intend to disclose amendments to such code or any waivers of its requirements pursuant to applicable laws and regulations.

INSIDER TRADING POLICY AND COMPLIANCE

Our board of directors has adopted an Insider Trading Policy governing the purchase, sale, loan, and other transfers or dispositions of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock), debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect, and any offer to engage in the foregoing transactions, and/or other disposition of our securities by directors, officers, employees, consultants, contractors and advisors of the Company. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 3, 2025.

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From time to time, we may engage in transactions in our own securities. With regard to the Company’s trading in its own securities, it is the Company’s practice to comply with the federal securities laws and the applicable exchange listing requirements.

HEDGING PROHIBITIONS

We have implemented robust policies that bar directors, officers and consultants from hedging and pledging our stock. In addition, such persons are prohibited from pledging Company securities as collateral for loans because doing so would be a violation of our Insider Trading Policy. Such persons are also barred from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company’s securities. Our policy provides for limited exceptions to the hedging and pledging prohibitions; however, they must be approved by a compliance officer, in consultation with the board of directors or an independent committee of the board of directors.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and cybersecurity risks. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks.

DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In February 2021, our board of directors adopted a new compensation policy for our non-employee directors. This policy, as amended, was developed with input from our compensation committee’s independent compensation consultant, Alpine, regarding practices and compensation levels at comparable companies. It is designed to attract, retain and reward our non-employee directors. Our board of directors most recently amended the policy in April 2026.

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Under this director compensation policy, each non-employee director is eligible to receive the cash and equity compensation for his or her services as a member of our board of directors, as described below. We also reimburse our non-employee directors for reasonable, customary and documented travel expenses to meetings of our board of directors or its committees.

The director compensation policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued or granted to a non-employee director in any fiscal year (increased to $1,000,000 in the fiscal year in which the non-employee director joins the board of directors). For purposes of these limitations, the value of an equity award is based on its grant date fair value. Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

CASH COMPENSATION

For the 2025 fiscal year, each non-employee director was paid an annual cash retainer of $40,000 (increased to $45,000 effective April 1, 2026). In addition, each non-employee director who serves as chairperson of our board of directors or as a member of a committee will be entitled to receive the following cash compensation under the policy for his or her services:

Chairperson of the Board of Directors	$30,000 (increased to $35,000 effective April 1, 2026)
Chairperson of the Audit Committee	$20,000
Audit Committee Member	$10,000
Chairperson of the Compensation Committee	$15,000
Compensation Committee Member	$7,500
Chairperson of the Nominating and Corporate Governance Committee	$10,000
Nominating and Corporate Governance Committee Member	$5,000

The above-listed fees for service as chairperson or members of committees are payable in addition to the non-employee director retainer. Each non-employee director who serves as a committee chairperson will receive only the additional annual cash fee as the chairperson of the committee, and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

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Each non-employee director may elect, pursuant to certain procedures set forth in the policy, to convert all of his or her annual cash retainer with respect to services performed in a future calendar year and otherwise scheduled to be paid following the completion of those services into an award of fully-vested shares of our common stock granted under the 2021 Plan (a Retainer Award, and such election, a Retainer Award Election). If a non-employee director elects to convert his or her annual cash retainer into a Retainer Award, the Retainer Award will be issued automatically and quarterly in arrears on a prorated basis on the first trading day following the end of such immediately preceding fiscal quarter. The number of shares of our common stock subject to a quarterly Retainer Award will be determined by dividing the amount of the annual cash retainer that would otherwise be payable with respect to such immediately preceding fiscal quarter by the fair market value of a share on the issuance date (as determined in accordance with the 2021 Plan), rounded to the nearest whole share using standard rounding principles.

Employee directors are not compensated for board of director services in addition to their regular employee compensation. Dr. Koch and Dr. Russell were our only employees who served as directors during 2025.

EQUITY COMPENSATION

Initial Award. Each person who first becomes a non-employee director after the effective date of the director compensation policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award (the Initial Award) of stock options to purchase shares of our common stock with a grant date fair value equal to $700,000 (increased to $725,000 effective April 1, 2026), provided that the number of shares subject to an Initial Award will not exceed 60,000. The Initial Award will be scheduled to vest in equal installments as to one thirty-sixth (1/36th) of the shares of our common stock subject to the Initial Award on a monthly basis following the Initial Award’s grant date, on the same day of the month as the grant date, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Effective as of April 1, 2026, each person who first becomes a non-employee director may elect, pursuant to certain procedures set forth in the policy, to receive the Initial Award in the form of stock options to purchase shares of our common stock with a grant date fair value equal to $362,500 and restricted stock units covering shares of our common stock with a grant date fair value equal to $362,500, in lieu of a stock option with a grant date fair value of $725,000. If so elected, (i) the stock option portion of the Initial Award will be scheduled to vest in equal installments as to one thirty-sixth (1/36th) of the shares of our common stock subject to the stock option on a monthly basis following the Initial Award’s grant date, on the same day of the month as the grant date, subject to continued services to us through the applicable vesting dates, and (ii) the restricted stock unit portion of the Initial Award will be scheduled to vest in equal installments as to one third (1/3rd) of the shares of our common stock subject to the restricted stock units on an annual basis following the Initial Award’s grant date, on the same

EDGEWISE THERAPEUTICS	20

day of the year as the grant date, subject to continued services to us through the applicable vesting dates.

Annual Award. Each non-employee director will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of our non-employee director compensation policy, an annual award (the Annual Award) of stock options to purchase shares of our common stock with grant date fair value equal to $350,000 (increased to $400,000 effective April 1, 2026), provided that the number of shares subject to an Annual Award will not exceed 30,000. Each Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next annual meeting of the Company that occurs after the Annual Award’s grant date, subject to continued services to us through the applicable vesting date.

Effective as of April 1, 2026, each non-employee director may elect, pursuant to certain procedures set forth in the policy, to receive the Annual Award in the form of stock options to purchase shares of our common stock with a grant date fair value equal to $200,000 and restricted stock units covering shares of our common stock with a grant date fair value equal to $200,000, in lieu of a stock option with a grant date fair value of $400,000. If so elected, both the stock option and restricted stock units portion of the Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next annual meeting of the Company that occurs after the Annual Award’s grant date, subject to continued services to us through the applicable vesting date.

Change in Control. In the event of a change in control, as defined in our 2021 Equity Incentive Plan (2021 Plan) (or its successor plan, as applicable), each non-employee director’s then outstanding equity awards covering shares of our common stock will accelerate vesting in full, provided that he or she remains a non-employee director through the date of the change in control.

Other Award Terms. Each Initial Award and Annual Award will be granted under our 2021 Plan (or its successor plan, as applicable) and applicable form of award agreement under such plan. With respect to Initial Awards and Annual Awards granted as stock options to purchase shares of our common stock, these awards will have a maximum term to expiration of 10 years from their grant and a per share exercise price equal to 100% of the fair market value of a share of our common stock on the award’s grant date.

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DIRECTOR COMPENSATION TABLE

The following table presents the total compensation each of our non-employee directors received during the fiscal year ended December 31, 2025.

	Fees Earned or	Option
	Paid in Cash	Awards		Total
Name	($)(1)	($)(2)	(3)	($)
Peter Thompson, M.D.(4)	80,000	304,477		384,477
Laura Brege	67,500	304,477		371,977
Badreddin Edris, Ph.D.	55,000	304,477		359,477
Jonathan C. Fox, M.D., Ph.D.	45,000	304,477		349,477
Christopher Martin(5)	4,712	700,000		704,712
Arlene M. Morris	57,500	304,477		361,977
Jonathan Root, M.D.	55,000	304,477		359,477
1.)	For fiscal 2025, Dr. Fox elected to receive his annual cash retainer in the form of Retainer Awards.
2.)	The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 2 and Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.
3.)	For each non-employee director, the aggregate number of shares subject to the non-employee director’s options that were outstanding as of December 31, 2025, is as follows: (i) 114,804 for Dr. Thompson, (ii) 203,440 for Ms. Brege, (iii) 230,275 for Dr. Edris, (iv) 116,448 for Dr. Fox, (v) 45,150 for Mr. Martin, (vi) 84,905 for Ms. Morris, and (vii) 114,804 for Dr. Root.
4.)	Dr. Thompson is a Partner at OrbiMed Advisors LLC. The fees he received for his service as a member of the board of directors through December 31, 2025 were paid to OrbiMed Advisors LLC.
5.)	Mr. Martin joined our board of directors on November 19, 2025.

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Proposal 1: Election of Directors

“FOR” each of the nominees set forth below.
What am I voting on and how should I vote?

You are being asked to elect three (3) directors at the Annual Meeting. Each of the directors elected at the Annual Meeting will commence their term at the end of the Annual Meeting until 2029, or until a successor has been elected and qualified, or until such director’s earlier resignation or removal.

We believe that each of the nominees brings a set of experience and qualifications that positions our board of directors well to lead the Company in the best interest of stockholders.

The board of directors therefore recommends you vote “FOR” each of the nominees set forth below.

NOMINEES

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D. as nominees for election as Class II directors at the Annual Meeting. If elected, each of Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D. will serve as Class II directors until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company.

For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D. We expect that each of Laura Brege, Badreddin Edris, Ph.D. and Jonathan Root, M.D. will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.

VOTE REQUIRED

The election of directors is by plurality vote. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withheld vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

What am I voting on and how should I vote?

You are being asked to ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year 2026. Although our governing documents do not require us to submit this matter to stockholders, the board of directors believes that asking stockholders to ratify the appointment of KPMG LLP is consistent with best practices in corporate governance.

We believe that KPMG LLP offers services on par with the best in their industry and is sufficiently qualified to conduct their duties as independent auditor.

The board of directors therefore recommends you vote “FOR” the ratification of the appointment of KPMG LLP as Edgewise’s independent registered public accounting firm for fiscal year 2026.

Our audit committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. KPMG LLP has served as our independent registered public accounting firm since 2020.

Notwithstanding the appointment of KPMG LLP and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our audit committee is submitting the appointment of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG LLP are expected to attend the Annual Meeting in person and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG LLP, our audit committee may reconsider the appointment of KPMG LLP.

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FEES PAID TO THE INDEPENDENT PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
	(In thousands)
Audit Fees(1)	$770,000	$654,268
Audit-Related Fees(2)	—	65,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$770,000	$719,268
1.)	Audit Fees consisted of professional services performed by KPMG LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements and securities offerings.
2.)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
3.)	Tax Fees consist of fees for tax advice, planning, compliance and preparation of original and amended tax returns.
4.)	All Other Fees consist of fees billed for products and services provided by KPMG LLP other than those that meet the other criteria above.

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AUDITOR INDEPENDENCE

In our fiscal year ended December 31, 2025, there were no other professional services provided by KPMG LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services and fees paid to KPMG LLP for our fiscal years ended December 31, 2025 and 2024 were pre-approved by our audit committee.

VOTE REQUIRED

The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting (including by proxy) and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect on the outcome of the election.

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Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers

“FOR” the ratification of the appointment of KPMG LLP as Edgewise’s independent registered public accounting firm for fiscal year 2023.
What am I voting on and how should I vote?

You are being asked to vote for the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and any related narrative discussion.

We believe that the information provided in the section titled “Executive Compensation,” demonstrates that our executive compensation program was designed appropriately and is working to align management’s interests with our stockholders’ interests to support long-term value creation.

The board of directors therefore recommends you vote “FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), enables stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole and our executive compensation philosophy, policies, and practices described in this proxy statement.

With this Say-on-Pay proposal, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, including the compensation tables and any related narrative discussion. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our board of directors and our compensation committee will consider the voting results when making future compensation decisions.

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VOTE REQUIRED

Approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting (including by proxy) and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect on the outcome of the election.

FREQUENCY OF SAY ON PAY VOTE

At our 2025 annual meeting, our stockholders approved, on an advisory and non-binding basis, a one-year frequency of stockholder Say-on-Pay advisory votes on the compensation of our named executive officers. Our next Say-on-Pay advisory vote will be held at our 2027 annual meeting.

Audit Committee Report

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Edgewise’s financial reporting process, Edgewise’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Edgewise’s financial statements. Edgewise’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of Edgewise’s financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Edgewise’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and KPMG LLP;
●	discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
●	received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

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Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in Edgewise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Laura Brege (Chairperson)

Arlene M. Morris

Jonathan Root, M.D.

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Edgewise under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Edgewise specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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Executive Officers

The following table sets forth the names and positions of our executive officers and directors and their ages as of March 31, 2026:

Name	Age	Position
Kevin Koch, Ph.D.	65	President, Chief Executive Officer and Director

Michael P. Nofi	55	Chief Financial Officer*

Behrad Derakhshan, Ph.D.	46	Chief Operating Officer

Joanne M. Donovan, M.D., Ph.D.	69	Chief Medical Officer

John R. Moore	61	General Counsel

Alan Russell, Ph.D.	56	Co-Founder, Chief Scientific Officer and Director

* Mr. Nofi commenced employment with us as our Chief Financial Officer on November 10, 2025.

Biographical data for each of our current executive officers is set forth below, except Dr. Koch’s and Dr. Russell’s biographies, which are included under the heading “Board of Directors and Corporate Governance” above. There are no family relationships among any of our directors or executive officers.

Michael P. Nofi has served as our Chief Financial Officer since November 2025. Prior to joining Edgewise, Mr. Nofi served as Chief Accounting Officer of SpringWorks Therapeutics, Inc., from November 2019 to July 2025, where he directed financial operations, ensuring compliance, accurate reporting, and strategic financial planning to support the business growth from an R&D organization to a global commercial company. Prior to SpringWorks, Mr. Nofi was Chief Accounting Officer and Vice President of Global Accounting and Corporate FP&A at The Nature’s Bounty Co. Mr. Nofi also held senior finance roles at Acorda Therapeutics, Allergan plc, and Forest Laboratories. Mr. Nofi received a B.S. in accounting and an M.B.A. from Villanova University and is a Certified Public Accountant.

Behrad Derakhshan, Ph.D. has served as our Chief Operating Officer since January 2025, and as our Chief Business Officer from September 2020 to January 2025. Previously, Dr. Derakhshan was Chief Business Officer from July 2019 to September 2020 at VectivBio, a clinical-stage, rare disease focused biotechnology company. Prior to joining VectivBio, Dr. Derakhshan was Vice President, Head of Business Development from April 2017 to June 2019 at Therachon, a clinical stage biotechnology company acquired by Pfizer Inc. in 2019. Prior to Therachon, he was a Director from January 2016 to April 2017 at Alexion Pharmaceuticals responsible for Business Development and Strategic Evaluation after initially leading the New Products Global

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Commercial Insights and Analytics team from January 2015 to December 2015. Prior to joining Alexion, Dr. Derakhshan was a management consultant at Navigant Consulting, Inc. and Easton Associates, LLC, international management consulting firms. Dr. Derakhshan conducted his postdoctoral training at the Yale School of Medicine and received his Ph.D. in Biochemistry from a joint program between Weill Cornell Medicine, New York and the University of Surrey, UK. He received a First-Class Honors BSc. with distinction in Biochemistry from the University of Surrey.

Joanne M. Donovan, M.D., Ph.D. has served as our Chief Medical Officer since April 2021. Dr. Donovan also served as Chief Medical Officer at Astria Therapeutics, Inc. formerly Catabasis Pharmaceuticals, a clinical-stage, rare disease-focused biotechnology company, from July 2011 to April 2021. Since 1989, she has served as a staff physician at the VA Boston Healthcare System, where she was formerly Chief of Gastroenterology. Dr. Donovan has held an appointment at Harvard Medical School since 1990, most recently as associate clinical professor of medicine. From 1998 to July 2011, Dr. Donovan served in positions of increasing responsibility, ultimately as vice president of clinical development, at Genzyme Corporation, a publicly traded biotechnology company, which she joined through its acquisition of GelTex. Dr. Donovan received a B.S. in chemistry and biology, a M.S. in chemical engineering, and a Ph.D. in medical engineering and medical physics from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School. She completed residency training in internal medicine and a fellowship in gastroenterology at the Brigham and Women's Hospital.

John R. Moore has served as our General Counsel since September 2020. Mr. Moore has also served as counsel to Instil Bio, Inc., a clinical-stage biopharmaceutical company focused on developing cell therapies, from September 2020 to December 2020. Mr. Moore was General Counsel and Corporate Secretary from November 2018 to September 2019 at Peloton Therapeutics, Inc., a cancer drug development company acquired by Merck & Co., Inc., a pharmaceutical company. Mr. Moore also provided consulting and legal services to various small companies and non-profit groups from November 2018 to September 2019. Mr. Moore was Vice President and General Counsel from March 2002 to September 2017 and Corporate Secretary from October 2002 to September 2017 at Array BioPharma Inc. Prior to Array, Mr. Moore was an attorney at Wilson Sonsini Goodrich & Rosati, P.C., Kenyon & Kenyon LLP and Arnold White & Durkee P.C. He previously served on the board of directors of Nivalis Therapeutics, Inc. from February 2012 to July 2017. Mr. Moore received a B.S. in chemistry from the University of North Carolina at Chapel Hill, an M.S. in biochemistry from the University of Illinois at Urbana-Champaign and a J.D. from the University of North Carolina at Chapel Hill School of Law.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2025. It also explains how we determined the material elements of compensation for our “named executive officers” for 2025. For purposes of this Compensation Discussion and Analysis, our named executive officers for fiscal year 2025 consist of our principal executive officer, our principal financial officer, our other most highly compensated executive officers serving during fiscal year 2025, and certain former executive officers who were named executive officers for a portion of fiscal year 2025. For 2025, our named executive officers were:

Name	Position
Kevin Koch, Ph.D.	President, Chief Executive Officer and Director

Michael P. Nofi	Chief Financial Officer*

Robert Blaustein, M.D., Ph.D.	Former Chief Development Officer**

R. Michael Carruthers	Former Chief Financial Officer***

Behrad Derakhshan, Ph.D.	Chief Operating Officer

Joanne M. Donovan, M.D., Ph.D.	Chief Medical Officer

Alan Russell, Ph.D.	Co-Founder, Chief Scientific Officer and Director

* Mr. Nofi commenced employment with us as our Chief Financial Officer on November 10, 2025.

** Dr. Blaustein’s tenure as our Chief Development Officer ended on January 22, 2026.

*** Mr. Carruthers’s tenure as our Chief Financial Officer ended on November 10, 2025.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executives, including our named executive officers, in 2025.

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Overview

We are a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe muscle diseases. We have combined our foundational expertise in muscle biology and small molecule engineering to build our proprietary, muscle-focused drug discovery platform, which measures integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. We have developed and characterized a library of novel sarcomere modulators exhibiting a broad range of pharmacological and pharmacokinetic properties regulating disease-related muscle biology.

2025 Business Highlights

In 2025, we continued to advance development across our muscular dystrophy program and cardiovascular programs. In June 2025, we announced positive data from participants in our MESA open label extension trial for sevasemten, who were previously enrolled in ARCH and CANYON, which demonstrated sustained disease stabilization, reinforcing prior ARCH and CANYON findings. In December 2025, we announced positive updates from the ongoing CIRRUS-HCM, Phase 2 clinical trial of EDG-7500. Additionally, we initiated a randomized, double-blind, placebo-controlled, single and multiple ascending dose in healthy adults in a Phase 1 study of EDG-15400, evaluating safety, tolerability, pharmacokinetics and pharmacodynamics.

2025 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as further detailed below, the board of directors and compensation committee took the following key actions with respect to the named executive officers for and during 2025:

Base Salary. Consistent with our approach to provide compensation competitive with our peer companies, in December 2024, the compensation committee recommended to the board of directors, and in January 2025 the board of directors approved, annual base salary increases for each of Drs. Koch, Russell, Donovan, Derakhshan and Mr. Carruthers, effective as of January 1, 2025. Effective as of January 1, 2025, base salary for our named executive officers was $670,000 for Dr. Koch, approximately $499,580 for Dr. Russell, approximately $530,358 for Dr. Donovan, $520,000 for Dr. Derakhshan and approximately $465,694 for Mr. Carruthers. We examine the range of pay amongst our peer group and position total cash compensation for Drs. Koch, Russell, Donovan, Derakhshan and Mr. Carruthers within a competitive range considering years of experience, role and performance. 2025 base salaries for Dr. Blaustein and Mr. Nofi of $525,000 and $465,000, respectively, were determined through arms-length negotiation in connection with the commencement of their employment in 2025.

Annual Bonus. Consistent again with our intended approach to provide compensation competitive with peer companies, in December 2024, the compensation committee recommended to the board of directors, and in January 2025 the board of directors approved, a target bonus change for Dr. Koch, increasing his annual target bonus from 55% to 60% of his base salary. In January 2025, the board of directors further approved, in connection with his

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promotion to Chief Operating Officer, a target bonus change for Dr. Derakhshan, increasing his annual target bonus from 40% to 45% of his base salary. No changes in target bonus opportunities were made for our other continuing named executive officers in 2025, which remained at 40% of base salary, as the existing target bonuses were considered market competitive. Each of Dr. Blaustein’s and Mr. Nofi’s 2025 annual target bonus percentage was 40% of annual base salary and was determined through arms-length negotiation in connection with the commencement of their employment in 2025.

In December 2025, the compensation committee recommended to the board of directors approval of company achievement of its 2025 corporate goals, which were comprised of specific corporate and operating objectives and had been established by the board of directors in January 2025, upon the recommendation of the compensation committee, at 100%. In January 2026, the board of directors approved company achievement of its 2025 corporate goals at 115% based on outperformance across key cardiac and skeletal program milestones, capital discipline, and advancement of the pipeline beyond original plan assumptions.

Long-Term Incentive Compensation. In order to align the long-term interests of our executives and stockholders, support retention and provide motivational value, in July 2025, the compensation committee approved grants of stock options to purchase and restricted stock units (RSUs) covering shares of our common stock under our 2021 Equity Incentive Plan (2021 Plan) to each of Drs. Russell, Blaustein, Donovan, Derakhshan and Mr. Carruthers, effective as of August 12, 2025. Additionally, in July 2025, the compensation committee recommended that the board of directors approve, and in August 2025 the board of directors approved the grant of awards of stock options and RSUs to Dr. Koch, effective as of August 12, 2025. Such stock options vest monthly in equal increments over a period of four years, and such RSUs vest annually in equal increments over a period of four years, subject to an executive’s continued service to us through the applicable vesting date. These awards are intended to provide long-term incentive compensation that is comparable with similar roles in our peer companies.

Additionally, upon recommendation of the compensation committee, the board of directors approved (i) in January 2025, new hire grants of options and RSUs to Dr. Blaustein under the 2021 Plan, effective as of January 8, 2025, and (ii) in November 2025, new hire grants of options and RSUs to Mr. Nofi under our 2024 Inducement Equity Incentive Plan (Inducement Plan), effective as of November 10, 2025. Such stock options vest monthly in equal increments over a period of four years, subject to an initial 12-month vesting cliff, and such RSUs vest annually in equal increments over a period of four years, in each case subject to the executive’s continued service to us through the applicable vesting date.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2025, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.

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What We Do	What We Don’t Do
Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.	No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.

Retain and Independent Compensation Advisor. The compensation committee engages and retains its own advisors. During 2025, the compensation committee engaged Alpine Rewards (Alpine) to provide information, analysis, and other advice to assist with its responsibilities. Alpine performs no other consulting services for the Company.

No Excise Tax Payments on Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Limited Perquisites. We provide minimal perquisites and other personal benefits to our named executive officers.

Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

No Tax Reimbursement on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in limited circumstances to achieve specific business objectives.

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What We Do	What We Don’t Do
Reasonable Change in Control Arrangements. The post-employment compensation arrangements for our named executive officers provide for amounts and multiples that are within reasonable market norms.

No Special Retirement, Health or Welfare Benefits. We do not provide our named executive officers with any retirement, health or welfare benefits programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

Prohibition on Hedging and Pledging. Under our Insider Trading Policy, we prohibit our employees from hedging any company securities and from pledging any company securities as collateral for a loan.
Succession Planning. Our board of directors reviews the risks associated with our key executive positions so that we have an adequate succession strategy.

Stockholder Advisory Votes on Named Executive Officer Compensation

Commencing this year, annually, we offer stockholders the opportunity to cast an advisory vote on our executive compensation program (commonly known as a “Say-on-Pay” vote). At the Annual Meeting of Stockholders to which this proxy statement relates, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers. See Proposal 3 in this proxy statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Executive Pay Philosophy

The overall objectives of the compensation committee in designing our executive compensation programs are to:

●	Provide competitive compensation that enables us to attract and retain top performing talent that contributes to our long-term success;
●	Create a direct link between the achievement of business plans and key objectives with employee compensation;
●	Motivate employees to focus on the achievement of annual and long-term performance goals and to drive superior performance; and
●	Align the interests of the employees and investors through the use of long-term incentives while effectively managing share usage and equity dilution.

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The compensation committee uses a comparative framework to define specific peer companies and data sources to be used as one factor in its assessment of executive compensation, as follows:

Primary Market (Peer Companies)	Secondary Market (Survey Data)	Data Sources
Identified public peers in the life sciences industry similar in size, business and/or geography.	Broader, size-appropriate comparisons in the life sciences industry.	Public SEC filings for specified peers and the Radford Global Compensation Survey.

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Using this comparative framework, the compensation committee examines market positioning for executives in the areas of base salary, target bonuses and target total cash, and long-term incentives, with a general focus on moving toward the following targets:

Base Salary	Target Bonuses & Target Total Cash	Long-Term Incentives
50th Percentile	50th Percentile – With actual delivery higher/lower based on performance.	50th Percentile – With actual delivery higher/lower based on performance.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. Although the compensation committee considers a multitude of factors in its deliberations, including competitive positioning relative to its peer group, it places no formal weighting on any one factor. Executive compensation may be above or below the stated philosophy based on experience, scope of position and individual performance.

As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the compensation committee to review executive compensation annually.

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HOW COMPENSATION IS DETERMINED

Role of Chief Executive Officer and Compensation Committee

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our board of directors regarding executive compensation.

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Role of Compensation Committee Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Our compensation committee retained Alpine Rewards (Alpine) (beginning in October 2023), an independent compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Alpine serves at the discretion of our compensation committee. Our compensation committee engaged its compensation consultant to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Representatives of Alpine attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Alpine reports to the compensation committee rather than to management.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Alpine has not provided any other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Alpine taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of Nasdaq, and has concluded that its relationship with Alpine and the work of Alpine on behalf of the compensation committee has not raised any conflict of interest.

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Peer Group Selection

As part of its deliberations, the compensation committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies determined by the compensation committee, as well as compensation survey data.

In July 2024, the compensation committee, with the assistance of Alpine and input from management, developed and approved the following compensation peer group of publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2025 compensation decisions regarding cash compensation:

89bio	Beam Therapeutics	IDEAYA Biosciences	Pliant Therapeutics
Aerovate Therapeutics	Cogent Biosciences	Janux Therapeutics	Protagonist Therapeutics
Akero Biosciences	Denali Therapeutics	Keros Therapeutics	Rocket Pharmaceuticals
Arcus Biosciences	Dyne Therapeutics	Kymera Therapeutics	Scholar Rock
Avidity Biosciences	Enliven Therapeutics	Morphic	Zentalis Pharmaceuticals

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following primary criteria:

●	publicly traded biotechnology companies, with an emphasis on therapeutic focus;
●	lead stage of development at phase 1, phase 2 or phase 3;
●	market capitalization range between approximately $500 million and $4.5 billion;

In July 2025, the compensation committee, with the assistance of Alpine and input from management, adjusted the peer group to remove Aerovate Therapeutics, Cogent Biosciences, Enliven Therapeutics, Morphic, Pliant Therapeutics, and Zentalis Pharmaceuticals, and to add Celldex Therapeutics, Cytokinetics, New Amsterdam Pharma, Structure Therapeutics, Vera Therapeutics, and Wave Life Sciences. The primary criteria used for determining the peer group in 2025 was substantially similar to the criteria used for 2024, except the market capitalization range expanded to between approximately $500 million to $5 billion. The compensation committee and used this adjusted peer group for the purposes of fiscal 2025 decisions regarding equity award compensation.

The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers. Although the compensation committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the compensation committee does believe that compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.

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The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group.

Compensation Elements

In 2025, the three primary elements of our executive compensation program consisted of base salary, annual bonus opportunities, and long-term incentive compensation in the form of stock options and RSUs. Our executives also participate in the standard employee benefit plans available to most of our employees. In addition, our executives are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2025 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executives are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executives through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executives. Thereafter, the compensation committee reviews the base salaries of our executives annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In December 2024, the compensation committee reviewed the base salaries of the named executive officers, taking into consideration a competitive market analysis performed by Alpine and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described above. Following this review, the compensation committee recommended to the board of directors, and the board of directors approved in January 2025, increases in the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness. In the aggregate, the base salaries of the named executive officers were generally positioned close to the competitive 50th percentile, with some percentile variance by executive. Our practice has been to review base pay in the fourth quarter of the prior fiscal year with changes effective January 1. The base salaries of our named executive officers in effect at the end of 2025 were as follows:

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	2024 Base	2025 Base
	Salary	Salary	Percentage
Named Executive Officer	($)	($)	Adjustment
Kevin Koch, Ph.D.	618,700	670,000	8.3%
Michael P. Nofi[1]	—	465,000	—
Robert Blaustein, M.D., Ph.D.[2]	—	525,000	—
R. Michael Carruthers	449,946	465,694	3.5%
Behrad Derakhshan, Ph.D.	478,400	520,000	8.7%
Joanne M. Donovan, M.D., Ph.D.	507,520	530,358	4.5%
Alan Russell, Ph.D.	478,067	499,580	4.5%

1 Mr. Nofi commenced employment with us as our Chief Financial Officer on November 10, 2025.

2 Dr. Blaustein commenced employment with us as our Chief Development Officer on January 20, 2025.

The base salaries paid to our named executive officers during 2025 are set forth in the Summary Compensation Table below.

Executive Incentive Compensation Plan

In February 2021, our board of directors adopted the Executive Incentive Compensation Plan (Incentive Compensation Plan). Our Incentive Compensation Plan allows our compensation committee to grant incentive awards, generally payable in cash, to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee.

Under our Incentive Compensation Plan, our compensation committee recommends and our board of directors determines the performance goals applicable to any award, which goals may include, without limitation, goals related to research and development, regulatory milestones or regulatory-related goals, gross margin, financial milestones, new product or business development, operating margin, product release timelines or other product release milestones, publications, cash flow, procurement, savings, internal structure, leadership development, project, function or portfolio-specific milestones, license or research collaboration agreements, capital raising, patentability and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The compensation committee of our board of directors administers our Incentive Compensation Plan, although our board of directors retains administrative authority. The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, at the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

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Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, to earn an actual award a participant must be employed by us through the date the actual award is paid. The compensation committee may reserve the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the compensation committee determines. Payment of awards will occur as soon as practicable after they are earned, but no later than the dates set forth in our Incentive Compensation Plan.

Our board of directors and our compensation committee will have the authority to amend, suspend or terminate our Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Annual Bonuses

We provide annual bonuses to our named executive officers under the Incentive Compensation Plan based on their meeting of one or more corporate objectives. The performance objectives that the named executive officers must meet change from year to year as market conditions evolve and different priorities are established, but the board of directors, upon the recommendation of the compensation committee, selects challenging goals that are only achievable through strong performance. Consistent with our executive pay philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executives. Annual bonuses are not guaranteed and may vary materially from year-to-year.

All of the named executive officers participated in our annual cash incentive compensation program for 2025 (2025 Bonus Plan), under which the compensation committee had the authority to select the performance measures and related target levels applicable to the annual bonus opportunities for our named executive officers and other executives. The 2025 Bonus Plan included minimum and maximum achievement levels for purposes of determining bonus payouts under its formula. See “Corporate Performance in Fiscal 2025 and Payouts” below for specific objectives, targets, thresholds and weightings related to the 2025 Bonus Plan.

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Target Bonus Opportunities

In December 2024, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual bonus opportunities for our named executive officers, taking into consideration a competitive market analysis prepared by Alpine and the recommendations of our Chief Executive Officer (except with respect to his own target bonus opportunity), as well as factors described in the “How Compensation is Determined” section above. Following this review, the board of directors, upon the recommendation of the compensation committee, determined in January 2025 the target annual bonus opportunities for each of our named executive officers under the 2025 Bonus Plan. The target for Dr. Koch was increased from 55% to 60% of his base salary in order, in part, to generally align his total compensation package with our peer companies at the 50th percentile and with his current scope of responsibilities. The target for Dr. Derakhshan was increased from 40% to 45% of his base salary in order, in part, to generally align his total compensation package with our peer companies at the 50th – 75th percentile in consideration of his promotion to Chief Operating Officer. The target for our other continuing named executive officers was not changed as the board of directors deemed such targets market competitive. The targets for Dr. Blaustein and Mr. Nofi were determined pursuant to arms-length negotiation in connection with the commencement of their employment. The target bonus opportunities, expressed as a percentage of the respective named executive officers’ annual base salaries in effect at the end of the year, were as follows:

		2025 Target Bonus	2025 Target
	2025 Base	Opportunity (as a	Bonus
	Salary	percentage of base	Opportunity
Named Executive Officer	($)	salary)	($)
Kevin Koch, Ph.D.	670,000	60%	402,000
Michael P. Nofi(1)	465,000	40%	25,989
Robert Blaustein, M.D., Ph.D.(1)	525,000	40%	197,918
R. Michael Carruthers	465,694	40%	186,278
Behrad Derakhshan, Ph.D.	520,000	45%	234,000
Joanne M. Donovan, M.D., Ph.D.	530,358	40%	212,143
Alan Russell, Ph.D.	499,580	40%	199,832

1 Mr. Nofi’s and Dr. Blaustein’s 2025 target bonus opportunity were prorated based on their number of days employed with us during 2025.

Corporate Performance in Fiscal 2025 and Payouts

The compensation committee recommended and our board of directors approved annual targets for 2025, based on operational measures, that the compensation committee and management deemed challenging, yet possible, to attain. The annual targets were allocated to one of four categories: research, cardiac programs, skeletal programs and corporate. The compensation committee believed that these metrics were highly linked to creating both short and long-term value to stockholders. The committee applied business judgement in setting these objectives and related targets, thresholds, and weightings.

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For purposes of the 2025 Bonus Plan:

●	The “research” category included metrics related to research goals under our metabolic program and cardiac program (15% weighting).
●	The “cardiac programs” category included metrics related to clinical goals under our cardiac program (30% weighting).
●	The “skeletal programs” category included metrics related to clinical goals under our skeletal program (30% weighting).
●	The “corporate” category included metrics related to cash runway, business development and personnel goals (25% weighting).

The specific operational performance goals for our 2025 Bonus Plan are not disclosed because we believe it would be competitively harmful to do so, as it would provide competitors insight into our strategic and financial planning processes.

In December 2025, the compensation committee determined that the Company met or exceeded most of its goals. In light of its review of such accomplishments in fiscal year 2025, the compensation committee recommended to the board of directors to approve bonus payouts of 100% of target for our named executive officers. In January 2026, the board of directors approved bonus payouts for our named executive officers at 115% achievement of 2025 corporate goals, based on outperformance across key cardiac and skeletal program milestones, capital discipline, and advancement of the pipeline beyond original plan assumptions.

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The following table sets forth the target annual bonus opportunities and the actual bonus payments made to our named executive officers for 2025:

	2025 Target	Annual Payout as a
	Bonus	Percentage of 2025	2025 Actual
	Opportunity	Target	Bonus Award
Named Executive Officer	($)	Bonus Opportunity	($)
Kevin Koch, Ph.D.	402,000	115%	462,300
Michael P. Nofi	25,989	115%	29,887
Robert Blaustein, M.D., Ph.D.	197,918	115%	227,605
R. Michael Carruthers	186,278	115%	214,219
Behrad Derakhshan, Ph.D.	234,000	115%	269,100
Joanne M. Donovan, M.D., Ph.D.	212,143	115%	243,965
Alan Russell, Ph.D.	199,832	115%	229,807

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our named executive officers by providing them with the opportunity to build an equity interest in our company and to share in the potential appreciation of the value of our common stock. To date, we have relied on options to purchase and RSUs covering shares of our common stock. In general, the compensation committee views equity awards as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the shares of our common stock underlying these awards are ever earned or purchased. The compensation committee further believes that equity awards enable us to attract and retain key talent in our industry and aligns our executives’ interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executives, the compensation committee takes into consideration the recommendations of our Chief Executive Officer, except with respect to his own equity award, as well as the factors described above. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In July 2025, in order to align the long-term interests of our executives and stockholders, support retention and provide motivational value, the compensation committee approved the grant of stock options and RSUs to each of Drs. Russell, Blaustein, Donovan, Derakhshan and Mr. Carruthers, effective August 12, 2025. Additionally, in July 2025, the compensation committee recommended that the board of directors approve, and in August 2025, the board of directors approved the grant of awards of stock options and RSUs to Dr. Koch, effective August 12, 2025. In determining the size of each named executive officer’s equity award, the compensation committee took into consideration the recommendations of our Chief Executive Officer, except with respect to his own equity award, as well as the factors described above. The compensation

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committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

Additionally, upon recommendation of the compensation committee, the board of directors approved (i) in January 2025, new hire grants of options and RSUs to Dr. Blaustein under the 2021 Plan, effective as of January 8, 2025, and (ii) in November 2025, new hire grants of options and RSUs to Mr. Nofi under our Inducement Plan, effective as of November 10, 2025.

The equity awards granted to our named executive officers in 2025 are shown in the table below.

		Stock Options	Stock Options	RSUs	RSUs
		(number of	Grant Date Fair	(number of	Grant Date
Named Executive Officer	Grant Date	shares)	Value ($)	shares)	Fair Value ($)
Kevin Koch, Ph.D.	8/12/2025	525,000	5,041,621	87,500	1,171,625
Michael P. Nofi	11/10/2025	262,500	3,387,209	43,750	799,750
Robert Blaustein, M.D., Ph.D.	1/21/2025	160,000	1,791,002	30,000	765,150
Robert Blaustein, M.D., Ph.D.	8/12/2025	105,000	1,010,303	17,500	234,325
R. Michael Carruthers	8/12/2025	161,250	1,500,845	26,875	392,707
Behrad Derakhshan, Ph.D.	8/12/2025	180,000	1,728,428	30,000	401,700
Joanne M. Donovan, M.D., Ph.D.	8/12/2025	168,750	1,620,389	28,125	376,594
Alan Russell, Ph.D.	8/12/2025	168,750	1,620,389	28,125	376,594

The annual equity awards granted to our named executive officers in 2025 were subject to time-based vesting requirements providing that such stock options are to vest monthly in equal increments over a period of four years, and such RSUs are to vest annually in equal increments over a period of four years, subject to the executive’s continued service to us through the applicable vesting date.

With respect to the new hire awards granted to Dr. Blaustein and Mr. Nofi, such stock options were scheduled to vest monthly in equal increments over a period of four years, subject to an initial 12-month vesting cliff, and such RSUs vest annually in equal increments over a period of four years, in each case subject to the executive’s continued service to us through the applicable vesting date

Welfare and Health Benefits

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers who remain employed with us, and who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

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In addition, we provide other benefits to our named executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our executives, and named executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes. During 2025, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.

In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

EMPLOYMENT ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

We have entered into an employment offer letter agreement with each of our named executive officers in connection with their employment with us. These offer letters provide for “at will” employment.

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KEVIN KOCH, PH.D.

We have entered into a confirmatory employment letter with Dr. Koch, our President and Chief Executive Officer. The confirmatory employment letter currently has no specific term and provides for at-will employment. Dr. Koch’s annual base salary in fiscal 2025 was $670,000 and his annual target bonus was 60% of his annual base salary. Effective January 1, 2026, Dr. Koch’s annual base salary was increased to $690,000.

MICHAEL P. NOFI

We have entered into an employment letter with Mr. Nofi, our Chief Financial Officer. The employment letter currently has no specific term and provides for at-will employment. Mr. Nofi’s annual base salary in fiscal 2025 was $465,000 and his annual target bonus was 40% of his annual base salary.

ROBERT BLAUSTEIN, M.D., Ph.D.

We were party to an employment letter with Dr. Blaustein, our former Chief Development Officer, until he left the Company in December 2025. The employment letter had no specific term and provided for at-will employment. Dr. Blaustein’s annual base salary in fiscal 2025 was $525,000 and his annual target bonus was 40% of his annual base salary.

Dr. Blaustein’s tenure as our Chief Development Officer ended on January 22, 2026.

R. MICHAEL CARRUTHERS

We were party to an employment letter with Mr. Carruthers, our former Chief Financial Officer, until he left the Company in November 2025. The employment letter had no specific term and provided for at-will employment. Mr. Carruthers’ annual base salary in fiscal 2025 was $465,694 and his annual target bonus was 40% of his annual base salary.

Mr. Carruthers’s tenure as our Chief Financial Officer ended on November 10, 2025, in connection with his intended retirement. We entered into a letter agreement with Mr. Carruthers pursuant to which he remained an employee of the Company. Pursuant to the letter agreement, Mr. Carruthers continued to receive his base salary and remained eligible to receive his 2025 annual bonus, but ceased to be eligible to participate in the Executive Severance Plan (as defined below). Following the termination of his employment, we entered into a consulting agreement with Mr. Carruthers, pursuant to which he is eligible receive continued vesting of his Company equity awards.

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BEHRAD DERAKHSHAN, PH.D.

We have entered into a confirmatory employment letter with Dr. Derakhshan, our Chief Operating Officer. The confirmatory employment letter currently has no specific term and provides for at-will employment. Dr. Derakhshan’s annual base salary in fiscal 2025 was $520,000 and his annual target bonus was 45% of his annual base salary. Effective January 1, 2026, Dr. Derakhshan’s annual base salary was increased to $550,000.

JOANNE M. DONOVAN, M.D., PH.D.

We have entered into a confirmatory employment letter with Dr. Donovan, our Chief Medical Officer. The confirmatory employment letter currently has no specific term and provides for at-will employment. Dr. Donovan’s annual base salary in fiscal 2025 was $530,358 and her annual target bonus was 40% of her annual base salary. Effective January 1, 2026, Dr. Donovan’s annual base salary was increased to $550,000.

ALAN RUSSELL, Ph.D.

We have entered into a confirmatory employment letter with Dr. Russell, our Chief Scientific Officer. The confirmatory employment letter currently has no specific term and provides for at-will employment. Dr. Russell’s annual base salary in fiscal 2025 was $499,580 and his annual target bonus was 40% of his annual base salary. Effective January 1, 2026, Dr. Russell’s annual base salary was increased to $520,000.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the payments and other benefits that would be provided to our named executive officers upon the occurrence of certain qualifying terminations of employment and/or a change in control, in any case, occurring on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his/her employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under our equity compensation plans. Dr. Blaustein ceased to be eligible to receive severance payments and benefits under the Executive Severance Plan upon the end of his tenure as Chief Development Officer and Mr. Carruthers ceased to be eligible for severance payments and benefits under the Executive Severance Plan upon the end of his tenure as Chief Financial Officer.

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			Termination Without Cause or
		Termination Without Cause Not	Resignation for Good Reason in
		in connection with a Change in	connection with a Change in
Name	Change in Control ($)	Control ($)	Control ($)
Kevin Koch, Ph.D.
Salary Severance	—	670,000	1,005,000
Bonus Severance	—	—	603,000
Continued Medical Benefits	—	37,085	55,627
Equity Award Vesting Acceleration (2)	—	7,310,570	17,001,332

Michael P. Nofi
Salary Severance	—	348,750	465,000
Bonus Severance	—	—	186,000
Continued Medical Benefits	—	39,930	53,240
Equity Award Vesting Acceleration (2)	—	736,405	2,802,406

Robert Blaustein, M.D., Ph.D.
Salary Severance	—	393,750	525,000
Bonus Severance	—		210,000
Continued Medical Benefits	—	34,052	45,402
Equity Award Vesting Acceleration (2)	—	780,925	2,278,850

Behrad Derakhshan, Ph.D.	—
Salary Severance	—	390,000	520,000
Bonus Severance	—	—	234,000
Continued Medical Benefits	—	35,370	47,160
Equity Award Vesting Acceleration (2)	—	—	5,886,699

Joanne M. Donovan, M.D., Ph.D.
Salary Severance	—	397,769	530,358
Bonus Severance	—	—	212,143
Continued Medical Benefits	—	27,814	37,085
Equity Award Vesting Acceleration (2)	—	—	5,670,667

Alan Russell, Ph.D.	—
Salary Severance	—	374,685	499,580
Bonus Severance	—	—	199,832
Continued Medical Benefits	—	39,843	53,124
Equity Award Vesting Acceleration (2)	—	2,485,825	5,622,572
(1)	The amounts reported in these columns represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA for the named executive officer and the named executive officer’s eligible dependents (i) for a period of 12 months in connection with a change in control or 9 months not in connection with a change in control, or (ii) with respect to Dr. Koch, for a period of 18 months in connection with a change in control or 12 months not in connection with a change in control.
(2)

The amounts reported in these columns represent the sum of, for each outstanding and unvested option held by a named executive officer as of December 31, 2025, the product of (i) the number of unvested shares subject to the option and (ii) the difference between $24.815 (the closing price of a share of our common stock on December 31, 2025) and the exercise price of the option. For additional information regarding the unvested options held by our named executive officers as of December 31, 2025, please see the section above titled “Outstanding Equity Awards at Fiscal Year-End.”

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EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

In February 2021, our board of directors adopted an Executive Change in Control and Severance Plan (Executive Severance Plan) pursuant to which our named executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from Alpine regarding severance practices at comparable companies. It is designed to attract, retain and reward senior level employees. The Executive Severance Plan supersedes any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement.

Each of our named executive officers has signed a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.

In the event of an “involuntary termination” of the employment of a named executive officer, which generally includes a termination of employment by us for a reason other than “cause,” the named executive officer’s death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then the named executive officer will be entitled to the following payments and benefits:

●	a lump sum payment equal to nine months of the named executive officer’s annual base salary as in effect immediately prior to their involuntary termination of employment, or 12 months in the case of Dr. Koch;
●	continued health coverage under COBRA or a lump sum payment equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, for a period of nine months, or 12 months in the case of Dr. Koch;
●	For Dr. Koch and Dr. Russell, accelerated vesting of a number of shares subject to Company equity awards that would have vested in the 12 months following such termination; and
●	For our other named executive officers, accelerated vesting of a number of shares subject to the first Company equity award granted to such named executive officers that would have vested in the 12 months following such termination.

In the event of an “involuntary termination” of the employment of a named executive officer, which generally includes a termination of employment by the named executive officer for “good reason” (as defined in the Executive Severance Plan) or by us for a reason other than cause, the named executive officer’s death or disability that occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the named executive officer will be entitled to the following payments and benefits:

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●	a lump sum payment equal to 12 months of the named executive officer’s annual base salary as in effect immediately prior to their involuntary termination of employment, or 18 months in the case of Dr. Koch;
●	a lump sum payment equal to such named executive officer’s annual target bonus, or 150% of annual target bonus in the case of Dr. Koch;
●	continued health coverage under COBRA or a lump sum payment equal to the cost of continued health coverage under COBRA for a period of 12 months, or 18 months in the case of Dr. Koch; and
●	100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).

The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions following the named executive officer’s termination of employment and continued compliance with the invention assignment and confidentiality agreement applicable to the named executive officer.

In addition, if any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (Code) and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.

Other Compensation Policies

Prohibition of Hedging and Pledging Securities

Our Insider Trading Policy prohibits the members of our board of directors, our employees, including our named executive officers, and other covered persons from, directly or indirectly, (a) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to them by us) or (b) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities either (i) granted to them by us or (ii) held, directly or indirectly, by them.

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Our Insider Trading Policy also prohibits the members of our board of directors, our employees, including our named executive officers, and other covered persons from engaging in short sales involving our securities, sales with delayed delivery involving our securities, pledging our securities as collateral for any loan or as part of any other pledging transaction, and holding our common stock in margin accounts.

COMPENSATION RECOVERY (CLAWBACK)

In October 2023, our compensation committee adopted a Compensation Recovery Policy that complies with the new SEC and Nasdaq requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

COMPENSATION RISK ASSESSMENT

The compensation committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The compensation committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our Chief Executive Officer), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2025, the compensation committee considered the potential future effects of Section 162(m) when determining named executive officer compensation and the compensation committee is expected to consider the potential future effects of Section 162(m) when determining future named executive officer compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of our company that

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exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2025 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock to our named executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black Scholes option pricing model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Respectfully submitted by the members of the compensation committee of the board of directors:

Badreddin Edris, Ph.D. (Chairperson)

Laura Brege

Arlene M. Morris

This compensation committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Edgewise under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Edgewise specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2025, 2024 and 2023:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Kevin Koch, Ph.D.	2025	670,000	1,171,625	5,041,621	462,300	14,000	7,359,546
President and	2024	618,675	1,225,469	5,300,903	442,353	13,800	7,601,200
Chief Executive Officer	2023	594,880	—	3,070,335	297,440	13,200	3,975,855

Michael P. Nofi
Chief Financial Officer	2025	67,813	799,750	3,387,209	29,887	—	4,284,659

Robert Blaustein, M.D., Ph.D.
Former Chief Development Officer	2025	525,000	999,475	2,801,305	227,605	14,000	4,567,385

R. Michael Carruthers
Former Chief Financial Officer	2025	465,694	392,707	1,500,845	214,219	14,000	2,587,465

Behrad Derakhshan, Ph.D.	2025	520,000	401,700	1,728,428	269,100	14,000	2,933,228
Chief Operating Officer	2024	478,400	394,281	1,705,376	310,960	7,176	2,896,193
	2023	446,667	—	1,125,650	184,000	—	1,756,317

Joanne M. Donovan, M.D., Ph.D.	2025	530,358	376,594	1,620,389	243,965	14,000	2,785,306
Chief Medical Officer	2024	507,520	394,281	1,705,376	303,497	13,800	2,924,474
	2023	488,000	—	1,020,444	195,200	13,200	1,716,844

Alan Russell, Ph.D.
Co-Founder and	2025	499,580	376,594	1,620,389	229,807	8,479	2,734,849
Chief Scientific Officer
1.)	The dollar value of the restricted stock unit (RSU) awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 2 and Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable RSU awards.
2.)	The dollar value of the stock option awards shown in the “Option Awards” column represents the grant date fair value as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value disclosed in this column are set forth in Note 2 and Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable stock option awards.

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3.)	The 2025 amounts disclosed represent a bonus under our 2025 bonus plan based upon the achievement of company objectives for the year ended December 31, 2025, which were paid in the first quarter of 2026. Our 2025 bonus plan is more fully described below under the sections titled “Non-equity incentive plan compensation” and “2025 bonus plan”.
4.)	The amounts reflect employer matching contributions under our 401(k) plan.

GRANTS OF PLAN-BASED AWARDS IN 2025

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards (2)
					All Other Option
			All Other Stock		Awards: Number of		Grant Date Fair
			Awards: Number		Securities	Exercise or Base	Value of Stock and
			of Shares of		Underlying Options	Price of Option	Option Awards ($)
Name	Grant Date (1)	Target ($)	Stock or Units (#)	(3)	(#)(4)	Awards ($/Sh)(5)	(6)
Kevin Koch, Ph.D.	—	$402,000	—		—	—	—
	8/12/2025	—	—		525,000	13.39	$5,041,621
	8/12/2025	—	87,500		—	—	$1,171,625
Michael P. Nofi	—	$25,989	—		—	—	—
	11/10/2025	—	—		262,500	18.28	$3,387,209
	11/10/2025	—	43,750		—	—	$799,750
Robert Blaustein, M.D., Ph.D.	—	$197,917	—		—	—	—
	8/12/2025	—	—		105,000	13.39	$1,010,303
	8/12/2025	—	17,500		—	—	$234,325
	1/21/2025	—	—		160,000	27.39	$1,791,002
	1/21/2025	—	30,000		—	—	$765,150
R. Michael Carruthers	—	$186,277	—		—	—	—
	8/12/2025	—	—		161,250	13.39	$1,500,845
	8/12/2025	—	26,875		—	—	$392,707
Behrad Derakhshan, Ph.D.	—	$234,000	—		—	—	—
	8/12/2025	—	—		180,000	13.39	$1,728,428
	8/12/2025	—	30,000		—	—	$401,700
Joanne M. Donovan, M.D., Ph.D.	—	$212,143	—		—	—	—
	8/12/2025	—	—		168,750	13.39	$1,620,389
	8/12/2025	—	28,125		—	—	$376,594
Alan Russell, Ph.D.	—	$199,832	—		—	—	—
	8/12/2025	—	—		168,750	13.39	$1,620,389
	8/12/2025	—	28,125		—	—	$376,594
(1)	The equity awards listed below are all granted pursuant to the 2021 Equity Incentive Plan, except for the equity awards granted to Mr. Nofi which were granted pursuant to the 2024 Inducement Equity Incentive Plan.
(2)	This column reflects target annual incentive bonus opportunity for each Named Executive Officer for 2025. Our 2025 annual incentive did not contain threshold or maximum levels of achievement. For a description of the 2025 annual incentive program, see the Compensation Discussion and Analysis.
(3)	Amounts reported represent RSUs, which vest annually in equal increments over a period of four years, subject to the named executive officer’s continued service to us.

EDGEWISE THERAPEUTICS	60

(4)	Amounts reported represent stock options, which vest monthly in equal increments over four years, subject to the named executive officer’s continued service to us, provided that the new hire options granted to Dr. Blaustein and Mr. Nofi are subject to an initial 12-month vesting cliff.
(5)	The exercise price of these stock options is equal to the closing price of our common stock on the grant date.
(6)	The amounts shown in this column represent the grant date fair value of equity awards granted to our Named Executive Officers in 2025, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 4 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. For options, these amounts have been computed in accordance with ASC 718, using the Black-Scholes option-pricing model. The grant date fair value for RSUs is measured in accordance with ASC 718 and is generally based on the closing price of our common stock on the date of grant. The amounts shown in this column do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.

EDGEWISE THERAPEUTICS	61

OUTSTANDING EQUITY AWARDS AT 2025 YEAR END

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2025:

	Option Awards					Stock Awards

		Number of	Number of			Number of	Market Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying	Option		Units of Stock	Units of Stock
		Unexercised	Unexercised	Exercise	Option	That Have Not	That Have
	Grant	Options (#)	Options (#)	Price	Expiration	Vested	Not Vested
Name	Date(1)	Exercisable	Unexercisable	($)(2)	Date	(#)	($)(3)
	(a)	(b)	(c)	(e)	(f)	(g)	(h)
Kevin Koch, Ph.D.	8/9/2017(4)	41,545	—	$0.18	8/8/2027	—	—
	11/16/2018(5)	178,711	—	$0.45	11/15/2028	—	—
	11/15/2019(6)	491,865	—	$0.64	11/14/2029	—	—
	9/2/2020(7)	380,274	—	$0.71	9/1/2030	—	—
	12/16/2020(8)	664,292	—	$1.93	12/15/2030	—	—
	8/17/2021(9)	400,000	—	$16.38	8/17/2031	—	—
	8/8/2022(10)	458,333	91,667	$10.39	8/8/2032	—	—
	8/17/2023(11)	350,000	250,000	$7.08	8/17/2033	—	—
	8/12/2024(12)	143,750	287,500	$17.05	8/12/2034	—	—
	8/12/2024(13)	—	—	—	—	53,907	$1,337,702
	8/12/2025(14)	43,750	481,250	$13.39	8/12/2035	—	—
	8/12/2025(15)	—	—	—	—	87,500	$2,171,313
Michael P. Nofi	11/10/2025(18)	—	262,500	$18.28	11/10/2035	—	—
	11/10/2025(19)	—	—	—	—	43,750	$1,085,656

Robert Blaustein, M.D., Ph.D.	1/21/2025(22)	—	160,000	$27.39	1/21/2035	—	—
	1/21/2025(23)	—	—	—	—	30,000	$744,450
	8/12/2025(14)	8,750	96,250	$13.39	8/12/2035	—	—
	8/12/2025(15)	—	—	—	—	17,500	$434,263

R. Michael Carruthers	9/2/2020(20)	127,122	—	$0.71	9/1/2030	—	—
	12/16/2020(8)	14,207	—	$1.93	12/15/2030	—	—
	8/17/2021(9)	120,000	—	$16.38	8/17/2031	—	—
	8/8/2022(10)	166,666	33,334	$10.39	8/8/2032	—	—
	8/17/2023(11)	1	83,334	$7.08	8/17/2033	—	—
	8/12/2024(12)	46,250	92,500	$17.05	8/12/2034	—	—
	8/12/2024(13)	—	—	—	—	17,344	$430,391
	8/12/2025(14)	13,437	147,813	$13.39	8/12/2035	—	—
	8/12/2025(15)	—	—	—	—	26,875	$666,903

Behrad Derakhshan, Ph.D.	9/22/2020(7)	288,163	—	$0.71	9/21/2030	—	—
	12/16/2020(8)	92,949	—	$1.93	12/15/2030	—	—
	8/17/2021(9)	140,000	—	$16.38	8/17/2031	—	—
	8/8/2022(10)	166,666	33,334	$10.39	8/8/2032	—	—
	8/17/2023(11)	128,333	91,667	$7.08	8/17/2033	—	—
	8/12/2024(12)	46,250	92,500	$17.05	8/12/2034	—	—
	8/12/2024(13)	—	—	—	—	17,344	$430,391
	8/12/2025(14)	15,000	165,000	$13.39	8/12/2035	—	—
	8/12/2025(15)	—	—	—	—	30,000	$744,450

Joanne M. Donovan, M.D., Ph.D.	4/30/2021(21)	160,000	—	$28.64	4/30/2031	-	-
	8/17/2021(9)	160,000	—	$16.38	8/17/2031	-	-
	8/8/2022(10)	200,000	40,000	$10.39	8/8/2032	-	-
	8/17/2023(11)	91,666	83,334	$7.08	8/17/2033	-	-
	8/12/2024(12)	46,250	92,500	$17.05	8/12/2034	-	-
	8/12/2024(13)	-	-	-	-	17,344	$430,391
	8/12/2025(14)	14,062	154,688	$13.39	8/12/2035	-	-
	8/12/2025(15)	-	-	-	-	28,125	$697,922

Alan Russell, Ph.D.	9/19/2017(16)	1,147,365	—	$0.18	6/27/2032	—	—
	8/31/2018(17)	130,352	—	$0.45	8/30/2028	—	—
	11/15/2019(6)	227,332	—	$0.64	11/14/2029	—	—
	9/2/2020(7)	190,137	—	$0.71	9/1/2030	—	—
	12/16/2020(8)	475,183	—	$1.93	12/15/2030	—	—
	8/17/2021(9)	120,000	—	$16.38	8/17/2031	—	—
	8/8/2022(10)	183,333	36,667	$10.39	8/8/2032	—	—
	8/17/2023(11)	116,666	83,334	$7.08	8/17/2033	—	—
	8/12/2024(12)	46,250	92,500	$17.05	8/12/2034	—	—
	8/12/2024(13)	—	—	—	—	17,344	$430,391
	8/12/2025(14)	14,062	154,688	$13.39	8/12/2035	—	—
	8/12/2025(15)	—	—	—	—	28,125	$697,922

EDGEWISE THERAPEUTICS	62

(1)	Each of the outstanding options to purchase shares of our common stock granted between August 9, 2017 through February 4, 2021, inclusive, was granted pursuant to our 2017 Equity Incentive Plan, as amended. Each of the outstanding options to purchase shares of our common stock and the outstanding awards of RSUs covering shares of our common stock granted since April 30, 2021, inclusive, was granted pursuant to our 2021 Equity Incentive Plan, as amended.
(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors, for stock options granted through February 4, 2021. For stock options granted on or after March 24, 2021 the price in this column is the Nasdaq stock closing price on the date of grant.
(3)	This column represents the market value of the shares of our common stock underlying the RSUs as of December 31, 2025, based on the closing price of our common stock of $24.815 per share.
(4)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning July 13, 2017, subject to the named executive officer’s rendering at least four days per week of services to us during each such month.
(5)	The option vested as to 1/4th of the shares of our common stock underlying it on November 2, 2019, and 1/48th of the shares of our common stock underlying the option in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.
(6)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning November 16, 2019, subject to the named executive officer’s continued service through each vesting date.
(7)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning October 2, 2020, subject to the named executive officer’s continued service through each vesting date.
(8)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning January 3, 2021, subject to the named executive officer's continued service through each vesting date. In the event that the named executive officer’s employment is terminated without “cause,” the named executive officer has terminated his services for “good reason,” or we undergo a “change of control” (as such terms are defined in the option agreement), then the shares that would have vested during the 12 month period immediately following the effective date of such termination or change of control will become vested upon the date that a release and waiver of claims in a form acceptable to the Company and signed by the named executive officer is no longer revocable by the named executive officer. Additionally, in the event that the Company undergoes a change of control, and upon or within 30 days prior to or within 12 months after such change of control, the named executive officer is terminated without cause or terminates his services for good reason, then upon the date that a release and waiver of claims in a form acceptable to the Company and signed by the named executive officer is no longer revocable by the named executive officer, 100% of the then-unvested shares underlying the option will be deemed exercisable and no longer subject to vesting requirements.
(9)	The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 17, 2021, subject to the named executive officer’s continued service through each vesting date.
(10)	The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 8, 2022, subject to the named executive officer’s continued service through each vesting date.
(11)	The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 17, 2023, subject to the named executive officer’s continued service through each vesting date.
(12)	The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 12, 2024, subject to the named executive officer’s continued service through each vesting date.
(13)	The award of RSUs vests as to 1/4th of the shares of our common stock underlying it in annual installments beginning August 12, 2025, subject to the named executive officer’s continued service through each vesting date.
(14)	The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 12, 2025, subject to the named executive officer’s continued service through each vesting date.
(15)	The award of RSUs vests as to 1/4th of the shares of our common stock underlying it in annual installments beginning August 12, 2026, subject to the named executive officer’s continued service through each vesting date.

EDGEWISE THERAPEUTICS	63

(16)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning July 27, 2017, subject to the named executive officer’s rendering at least four days per week of services to us during each such month.
(17)	The option vested as to 1/48th of the shares of our common stock underlying it in monthly installments beginning September 10, 2018, subject to the named executive officer’s rendering at least four days per week of services to us during each such month.
(18)	The option vested as to 1/4th of the shares of our common stock underlying it on November 10, 2026, and 1/48th of the shares of our common stock underlying the option in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.
(19)	The award of RSUs vests as to 1/4th of the shares of our common stock underlying it in annual installments beginning November 10, 2026, subject to the named executive officer’s continued service through each vesting date.
(20)	The option vested as to 1/4th of the shares of our common stock underlying it on September 1, 2021, and 1/48th of the shares of our common stock underlying the option in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.
(21)	The option vests as to 1/4th of the shares of our common stock underlying it on April 26, 2022, and 1/48th of the shares of our common stock underlying the option in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.
(22)	The option vests as to 1/2 of the shares of our common stock underlying it on January 21, 2026, and 1/24th of the shares of our common stock underlying the option in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.
(23)	The award of RSUs vests as to 1/4th of the shares of our common stock underlying it in annual installments beginning January 21, 2026, subject to the named executive officer’s continued service through each vesting date.

EDGEWISE THERAPEUTICS	64

OPTION EXERCISES AND STOCK VESTED IN 2025

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($) (1)	(#) (2)	($) (3)
Kevin Koch, Ph.D.	9,636	$287,681	28,385	$404,243
Michael P. Nofi	—	$—	—	$—
Robert Blaustein, M.D., Ph.D.	—	$—	—	$—
R. Michael Carruthers	116,665	$2,213,823	10,990	$160,523
Behrad Derakhshan, Ph.D.	10,000	$281,000	10,990	$160,523
Joanne M. Donovan, M.D., Ph.D.	25,000	$513,658	16,198	$245,934
Alan Russell, Ph.D.	209,415	$3,817,295	10,990	$160,523
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of the Company's Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(2)	Includes shares of the Company's Common Stock issuable upon the vesting of stock awards granted to Dr. Koch, Mr. Nofi, Dr. Blaustein, Mr. Carruthers, Dr. Derakhshan, Dr. Donovan, and Dr. Russell in Fiscal Year 2025.
(3)	Value realized was calculated based on the number of shares acquired on vesting multiplied by the per share closing price of the Company's common stock on the date prior to vesting.

CEO PAY RATIO

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted rules requiring annual disclosure of the ratio of the median employee’s annual total compensation to our CEO’s annual total compensation. For purposes of determining our CEO’s annual total compensation, we used the annual total compensation of Dr. Koch, who was serving as our CEO on the date used to determine the median employee for our last completed fiscal year, which ended December 31, 2025:

●	The median employee’s annual total compensation was $443,614. The median employee was determined based on the assumptions stated below.
●	Dr. Koch’s annual total compensation for 2025 was $7,359,546.
●	Based on the above, for 2025, the ratio of Dr. Koch’s annual total compensation to the median employee’s annual total compensation was approximately 16.6 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended (the CEO Pay Ratio Disclosure Rule).

For purposes of this year’s disclosure under the CEO Pay Ratio Disclosure Rule, we determined the median employee, excluding Dr. Koch, as of December 31, 2025, at which time we had approximately 141 employees. For all employees hired during 2025, we annualized their base

EDGEWISE THERAPEUTICS	65

salary or wages as if they had been employed for the entire measurement period. We did not include any contractors or other non-employee workers in our employee population.

Pay elements that were included in the annual total compensation for each employee are:

●	Base salary paid in 2025;
●	Actual performance bonus and/or actual commissions earned in 2025 and paid in Q1 2026;
●	Value of actual equity awards granted in 2025 (either new hire grant, promotion grant or annual grant), calculated based on grant date fair value; and
●	Company matching contributions to employees’ 401(k) plan contribution.

We then compared the annual total compensation earned by these employees to determine the median employee. Once we identified our median employee, we estimated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median employee annual total compensation disclosed above. We determined Dr. Koch’s annual total compensation amount by taking the amount reported in the “Total” column of our 2025 Summary Compensation Table included in this proxy.

POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NONPUBLIC INFORMATION

Our board of directors and compensation committee do not take material nonpublic information into account when determining the timing and terms of any stock option grant. The timing of any stock option grants to recipients in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Outside of our annual equity refresh award cycle, we may grant equity awards at other times throughout the year to employees receiving promotions, for retention purposes or in other relevant circumstances. We may grant equity awards to new employees at the time they join the Company, and as a result, the timing of equity awards to executive officers may coincide with the Form 8-K announcing the appointment of such executive officers.

In fiscal 2025, we granted new hire stock options to Dr. Blaustein on January 21, 2025, one day before the filing of our current report on Form 8-K on January 22, 2025 announcing the appointment of Dr. Derakhshan as our Chief Operating Officer. We also granted new hire stock options to Mr. Nofi on November 10, 2025, the same day as the filing of our current report on Form 8-K on November 10, 2025 announcing his appointment as our Chief Financial Officer.

EDGEWISE THERAPEUTICS	66

The following table is being provided pursuant to Item 402(x) of Regulation S-K regarding such stock option grants.

Percentage change in the closing
market price of the securities
underlying the award between the
trading day ending immediately
prior to the disclosure of material
				Grant	and the trading day
		Number of	Exercise	Date	beginning
		securities	price of the	fair value	immediately following the disclosure
		underlying	award	of the	of material nonpublic
Name	Grant date	the award	($/Sh)	award	information
Robert Blaustein, M.D., Ph.D.	1/21/2025	160,000	$27.39	$1,791,002	-1.4%

Michael P. Nofi	11/10/2025	262,500	$18.28	$3,387,209	25.2%

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2025.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted Average	Future Issuance under
	to be Issued upon	Exercise Price	Equity Compensation
	Exercise of	of Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	securities reflected
	Warrants and Rights	and Rights(1)	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	19,436,190	$10.85	5,499,850
Equity compensation plans not approved by security holders(3)	1,147,365	$0.18	1,009,750	(4)
Total	20,583,555		6,509,600

1.)	Shares subject to RSU awards are not included in the weighted average price calculations in this column.
2.)	Includes the following plans: the 2021 Plan, the 2017 Equity Incentive Plan (2017 Plan) and the 2021 Employee Stock Purchase Plan (2021 ESPP). Our 2021 Plan provides that on January 1st of each fiscal year commencing in 2022, the number of shares authorized for issuance under the 2021 Plan is automatically increased by a number equal to the least of (i) 5,040,000 shares; (ii) 5.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year or; (iii) such other amount as the plan administrator may determine. Our 2021 ESPP provides that on January 1st of each fiscal year commencing with the fiscal year following the fiscal year in

EDGEWISE THERAPEUTICS	67

which the first enrollment date under the 2021 ESPP (if any) occurs, the number of shares authorized for issuance under the 2021 ESPP is automatically increased by a number equal to the least of (i) 1,008,000 shares; (ii) 1.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the plan administrator may determine.
3.)	On September 19, 2017, the Company granted one of its founders the option to purchase 1,795,880 shares of the Company’s common stock at an exercise price of $0.18 per share which vested monthly over a four-year period that expires 15 years after the date of grant. This grant is separate from the Company’s equity incentive plans discussed above. As of December 31, 2025, 1,147,365 options were both outstanding and exercisable. There were 175,000 options exercised during the year ended December 31, 2025. As of December 31, 2025, there was no unrecognized stock-based compensation expense. As of December 31, 2025, the intrinsic value of options outstanding and exercisable was $28.3 million. The weighted-average remaining contractual life of stock options is 6.5 years as of December 31, 2025.
4.)	Effective August 10, 2024, our board of directors adopted the Edgewise Therapeutics, Inc. 2024 Inducement Equity Incentive Plan (Inducement Plan) and, subject to the adjustment provisions of the Inducement Plan, reserved 2,000,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for Kevin Koch, Ph.D., our principal executive officer (PEO), and the average compensation for our named executive officers other than our PEO (non-PEO NEOs) for fiscal years 2025, 2024 and 2023 (each, a Covered Year), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our PEO and Non-PEO NEOs and may be higher or lower than amounts, if any, that are actually realized by such individuals. The table below also provides information for each Covered Year regarding our cumulative total shareholder return and our net income.

					Value of Initial Fixed $100 Investment Based on:
			Average Summary	Average
	Summary	Compensation	Compensation	Compensation		Peer Group Total
	Compensation	Actually Paid	Table Total for	Actually Paid to	Total Shareholder	Shareholder	Net
	Table Total for	to PEO	Non-PEO NEOs	Non-PEO NEOs	Return	Return	Income
Fiscal Year	PEO ($)	($)(1)(2)	($)(3)(4)	($)(2)(4)	($)(5)		($)(6)

2025	7,359,546	7,865,598	3,315,482	3,959,254	285.64	138.77	(167,795)

2024	7,601,200	35,595,836	2,910,334	12,936,866	307.34	104.00	(133,813)

2023	3,975,855	9,609,491	1,736,581	3,519,249	127.81	104.59	(100,163)

1.)	Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

EDGEWISE THERAPEUTICS	68

Fiscal Year	2025
Summary Compensation Table Total for PEO ($)	7,359,546
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(6,213,246)
Plus Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	11,630,875
Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	(1,571,121)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	615,284
Plus Year over Year Change in Fair Value between the Vesting Date and the End of the Prior Year of Equity Awards Granted in Prior Years that Vested in the Year ($)	(3,955,740)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	-
Compensation Actually Paid to PEO ($)	7,865,598

2.)	For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting. The valuation assumptions used in the calculation of such amounts are set forth in Note 2 and Note 4 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
3.)	This figure is the average of the summary compensation table total compensation for the non-CEP NEOs in each listed year. The names of the non-PEO NEOs for each Covered Year are, for 2025, Michael P. Nofi, Robert Blaustein, M.D., Ph.D., R. Michael Carruthers, Behrad Derakhshan, Ph.D., Joanne M. Donovan, M.D., Ph.D., and Alan Russell, Ph.D., and for 2024 and 2023, Joanne M. Donovan, M.D., Ph.D., and Behrad Derakhshan, Ph.D.
4.)	This figure is the average of compensation actually paid for the non-PEO NEOs in each Covered Year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC's rules, as shown in the adjustment table below.

EDGEWISE THERAPEUTICS	69

Fiscal Year	2025
Average Summary Compensation Table Total for Non-PEO NEOs ($)	3,315,482
Minus Non-PEO NEO Average Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(2,667,564)
Plus Non-PEO NEO Average Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	4,461,982
Plus Non-PEO NEO Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	(354,471)
Plus Non-PEO NEO Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	153,086
Plus Non-PEO NEO Average Year over Year Change in Fair Value between the Vesting Date and the End of the Prior Year of Equity Awards Granted in Prior Years that Vested in the Year ($)	(949,260)
Minus Non-PEO NEO Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	-
Average Compensation Actually Paid to Non-PEO NEOs ($)	3,959,254

5.)	Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on December 31, 2022 and reinvesting all dividends until the last day of each reported fiscal year.
6.)	The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements.

EDGEWISE THERAPEUTICS	70

RELATIONSHIP DESCRIPTIONS

The following graphs illustrate the relationship between compensation actually paid for the covered Years and (i) our cumulative total shareholder return, and (ii) our net income.

As described above in the section titled “Compensation Discussion and Analysis,” while we utilize various performance measures to align executive compensation with company performance, these measures are focused on the clinical development of our products and, as such, are non-financial in nature. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. As a result, we do not have a financial performance measure as described in Item 402(v)(2)(vi) of Regulation S-K to link compensation actually paid to our performance.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of March 31, 2026 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 107,481,522 shares of our common stock outstanding as of March 31, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2026, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Edgewise Therapeutics, Inc., 1715 38th Street, Boulder, Colorado 80301.

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	Shares beneficially owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
OrbiMed Advisors LLC(1)	15,518,492	14.4%
RA Capital Management, L.P.(2)	10,428,437	9.7%
Baker Bros. Advisors LP(3)	7,305,940	6.8%
Paradigm BioCapital Advisors LP(4)	6,541,210	6.1%
BlackRock Inc.(5)	5,824,866	5.4%
Novo Holdings A/S(6)	5,549,900	5.2%
Named Executive Officers and Directors
Kevin Koch, Ph.D.(7)	3,653,559	3.3%
Michael P. Nofi(8)	—	*
Robert Blaustein, M.D., Ph.D.(9)	5,715	*
R. Michael Carruthers(10)	40,366	*
Behrad Derakhshan, Ph.D.(11)	947,177	*
Joanne M. Donovan, M.D., Ph.D.(12)	706,955	*
Alan Russell, Ph.D. (13)	2,719,548	2.5%
Peter Thompson, M.D.(14)	15,603,296	14.5%
Laura Brege(15)	173,440	*
Badreddin Edris, Ph.D.(16)	104,624	*
Jonathan Fox, M.D., Ph.D.(17)	110,962	*
Christopher Martin(18)	5,016	*
Arlene M. Morris(19)	41,561	*
Jonathan Root, M.D.(20)	100,429	*
All directors and executive officers as a group (13 Persons)(21)	24,818,347	21.3%
1.)	Based solely on a Schedule 13D/A filed with the SEC on May 12, 2025, reporting stock ownership as of May 9, 2025, consists of (i) 14,809,075 shares held by OrbiMed Private Investments VI, LP (OPI VI), (ii) 443,792 shares held by OrbiMed Genesis Master Fund, L.P. (Genesis Master Fund) and (iii) 265,625 shares held by Biotec Growth Trust PLC (BIOG). Dr. Thompson is an employee of OrbiMed Advisors LLC (OrbiMed Advisors), and a member of our board of directors. OrbiMed Capital GP VI LLC (OrbiMed GP VI) is the general partner of OPI VI and OrbiMed Advisors is the managing member of OrbiMed GP VI, and as a result OrbiMed GP VI and OrbiMed Advisors share the power to direct the vote and disposition of the shares held by OPI VI and may be deemed to have beneficial ownership of shares held by OPI VI. OrbiMed Genesis GP LLC (Genesis GP) is the general partner of Genesis Master Fund and OrbiMed Advisors is the managing member of Genesis GP, and as a result Genesis GP and OrbiMed Advisors share the power to direct the vote and disposition of the shares held by the Genesis Master Fund and may be deemed to have beneficial ownership of shares held by Genesis Master Fund. OrbiMed Capital LLC (OrbiMed Capital) is the investment advisor to BIOG, a publicly-listed investment trust and may be deemed to have the power to direct the vote and disposition of the shares held by BIOG. OrbiMed Advisors and OrbiMed Capital each exercise its voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI, Genesis Master Fund and BIOG. The business address of OrbiMed Advisors, OrbiMed GP VI, Genesis GP and OrbiMed Capital is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
2.)	Based solely on a Schedule 13G/A filed with the SEC on November 14, 2025, reporting stock ownership as of September 30, 2025, consists of 10,428,437 shares held by RA Capital Healthcare Fund, L.P. (RA Fund). RA Capital Healthcare Fund GP, LLC is the general partner of the RA Fund. The general partner of RA Capital Management, L.P. (RA Capital) is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for the RA Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any securities of the Issuer held by the RA Fund. The RA Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the RA Fund’s portfolio,

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including the shares of the Company’s common stock. Because the RA Fund has divested voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the RA Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Exchange Act. Each of RA Capital, Mr. Kolchinsky, Mr. Shah and RA Fund have shared voting and dispositive power over all 10,428,437 shares. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of any securities of the Issuer beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. The business address of RA Capital is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston MA 02116.
3.)	Based solely on a Schedule 13G/A filed with the SEC on August 14, 2025 reporting stock ownership as of June 30, 2025, consists of (i) 6,762,577 shares held directly by Baker Brothers Life Sciences, L.P. and (ii) 543,363 shares held directly by 667, L.P., which have both relinquished to Baker Bros. Advisors LP (Baker Advisor) all discretion and authority with respect to the investment and voting power of the shares. Baker Advisor, Baker Bros. Advisors (GP) LLC (Baker Advisor GP), Felix J. Baker and Julian C. Baker each have sole voting power and sole dispositive power over all 7,305,940 shares. Baker Advisor GP is the sole general partner of the Baker Advisor. Baker Advisor GP, Felix J. Baker and Julian C. Baker, as managing members of Baker Advisor GP, and Baker Advisor may be deemed to be beneficial owners of securities of the Company. The business address of Baker Advisor, Baker Advisor GP, Felix J. Baker and Julian C. Baker is 860 Washington Street, 3rd Floor, New York, New York 10014.
4.)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2026 reporting stock ownership as of December 31, 2025, consists of 6,541,210 shares held by Paradigm BioCapital International Fund Ltd (Paradigm Fund) and one or more separately managed accounts (Account) managed by the Paradigm BioCapital Advisors LP (Paradigm Advisor). The Paradigm Advisor is the investment manager of the Paradigm Fund and the Account. Paradigm BioCapital Advisors GP LLC (Paradigm Advisor GP) is the general partner of the Paradigm Advisor. Senai Asefaw is the managing member of the Paradigm Advisor GP. The Paradigm Advisor, Paradigm Advisor GP and Senai Asefaw may be deemed to beneficially own 6,541,210 shares directly beneficially owned by the Paradigm Fund and the Account. Paradigm Fund, Paradigm Advisor, Paradigm Advisor GP and Senai Asefaw each have sole voting power and dispositive power over all 6,541,210 shares and disclaim beneficial ownership with respect to any shares other than the shares directly beneficially owned by such person. The business address of the Paradigm Fund is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The principal business office of the Adviser, the Adviser GP and Senai Asefaw is 767 Third Avenue, 17th Floor, New York, New York 10017.
5.)	Based solely on a Schedule 13G/A filed with the SEC on July 17, 2025 reporting stock ownership as of June 30, 2025, consists of 5,824,866 shares held by BlackRock, Inc., which has sole voting power over 5,717,579 of the shares and sole dispositive power over 5,824,866 of the shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.
6.)	Based solely on a Schedule 13D/A filed with the SEC on September 23, 2024 reporting stock ownership as of September 19, 2024, consists of 5,549,900 shares held by Novo Holdings A/S (Novo), which has sole voting power and sole dispositive power over all 5,549,900 shares. The board of directors of Novo (the Novo Board) has shared voting and investment power with respect to the shares held by Novo and may exercise such control only with the support of a majority of the members of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Novo. The address for Novo is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark.
7.)	Consists of (i) 259,554 shares held by KTK Family Enterprises, LLC, of which Dr. Koch is the Managing Director, (ii) 26,410 shares held by Adrienne R. Koch Heritage Trust of which Dr. Koch is a trustee, (iii) 26,410 shares held by Matthew K. Koch Heritage Trust of which Dr. Koch is a trustee, (iv) 26,410 shares held by Nicole M. Soldow Heritage Trust of which Dr. Koch is a trustee, (v) 30,615 shares held directly by Dr. Koch and (vi) 3,284,160 shares issuable pursuant to outstanding options held directly by Dr. Koch, exercisable within 60 days of March 31, 2026.
8.)	No shares were held directly by Mr. Nofi, and no shares were issuable pursuant to outstanding options held directly by Mr. Nofi, exercisable within 60 days of March 31, 2026.
9.)	Consists of 5,715 shares held directly by Dr. Blaustein.
10.)	Consists of (i) 795 shares held directly by Mr. Carruthers and (ii) 39,571 shares issuable pursuant to outstanding options held directly by Mr. Carruthers, exercisable within 60 days of March 31, 2026.

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11.)	Consists of (i) 23,645 shares held directly by Dr. Derakhshan and (ii) 923,532 shares issuable pursuant to outstanding options held directly by Dr. Derakhshan, exercisable within 60 days of March 31, 2026.
12.)	Consists of (i) 9,597 shares held directly by Dr. Donovan and (ii) 697,358 shares issuable pursuant to outstanding options held directly by Dr. Donovan, exercisable within 60 days of March 31, 2026.
13.)	Consists of (i) 23,400 shares held directly by Dr. Russell and (ii) 2,696,148 shares issuable pursuant to outstanding options held directly by Dr. Russell, exercisable within 60 days of March 31, 2026.
14.)	Consists of (i) 15,518,492 shares held by OrbiMed Advisors as described above and (ii) 84,804 shares issuable pursuant to outstanding options held directly by Dr. Thompson, exercisable within 60 days of March 31, 2026.
15.)	Consists of 173,440 shares issuable pursuant to outstanding options held directly by Ms. Brege are exercisable within 60 days of March 31, 2026.
16.)	Consists of (i) 19,820 shares held directly by Dr. Edris and (ii) 84,804 shares issuable pursuant to outstanding options exercisable within 60 days of March 31, 2026.
17.)	Consists of (i) 24,514 shares held directly by Dr. Fox and (ii) 86,448 shares issuable pursuant to outstanding options held directly by Dr. Fox, exercisable within 60 days of March 31, 2026.
18.)	Consists of 5,016 shares issuable pursuant to outstanding options held directly by Mr. Martin, exercisable within 60 days of March 31, 2026.
19.)	Consists of 41,561 shares issuable pursuant to outstanding options held directly by Ms. Morris, exercisable within 60 days of March 31, 2026.
20.)	Consists of (i) 15,625 shares held directly by Dr. Root and (ii) 84,804 shares issuable pursuant to outstanding options held directly by Dr. Root, exercisable within 60 days of March 31, 2026.
21.)	Consists of (i) 16,014,706 shares beneficially owned by our current executive officers and directors and (ii) 8,803,641 shares subject to outstanding options held directly by our current executive officers and directors, exercisable within 60 days of March 31, 2026.

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Certain Relationships and Related Party Transactions

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since the beginning of the last fiscal year and each currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

OFFERINGS

On April 3, 2025, we completed an underwritten registered direct offering of 9,935,419 shares of our common stock at an offering price of $20.13 per share. The table below sets forth the aggregate number of shares of our common stock issued to our related parties in the offering:

		Total
	Shares of	Common Stock
Name of Investor	Common Stock	Purchase Price
OrbiMed Advisors LLC	496,771	$10,000,000
RA Capital Management, L.P.	993,542	$20,000,000
Perceptive Advisors LLC	1,490,313	$30,000,000
Janus Henderson Group PLC	496,771	$10,000,000
Paradigm BioCapital Advisors LP	620,964	$12,500,005

Peter Thompson, M.D., a co-founder of the Company and the chairperson of our board of directors, is a Partner at OrbiMed Advisors LLC. OrbiMed Advisors LLC, RA Capital Management, L.P., Perceptive Advisors LLC, Janus Henderson Group PLC, and Paradigm BioCapital Advisors LP each held more than 5% of our outstanding capital stock at the time of the offering.

INDEMNIFICATION AGREEMENTS

We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. The indemnification agreements and our amended restated certificate of incorporation and bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

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RELATED PARTY TRANSACTION POLICY

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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Questions and Answers About the Meeting

WHY AM I RECEIVING THESE MATERIALS?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on June 4, 2026 at 10:00 am Mountain Time.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying Notice of Annual Meeting and form of proxy, and our annual report, is first being sent or given on or about April 23, 2026 to all stockholders of record as of April 9, 2026. The proxy materials and our annual report can be accessed as of April 23, 2026 by visiting investors.edgewisetx.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of our common stock as of the close of business on April 9, 2026, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 107,532,173 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

DO I NEED TO DO ANYTHING IN ADVANCE IF I PLAN TO ATTEND THE ANNUAL MEETING IN PERSON?

If you are a stockholder of record, you do not need to do anything in advance to attend or vote at the Annual Meeting in person. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport, as well as proof of share ownership. If you are a beneficial owner, you must bring a legal proxy from the organization that holds your shares in order to vote your shares at the Annual Meeting in person. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

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WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

STOCKHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

BENEFICIAL OWNERS (SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE):

If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Whether or not a quorum is present, the chairperson of the meeting may adjourn the meeting to another time or place.

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HOW DO I VOTE AND WHAT ARE THE VOTING DEADLINES?

STOCKHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 pm Eastern Time, on June 3, 2026 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

VIA THE INTERNET

by toll-free telephone at (800) 690-6903, 24 hours a day, 7 days a week, until 11:59 pm Eastern Time, on June 3, 2026 (have your Notice of Internet Availability or proxy card in hand when you call); or

BY TELEPHONE

by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the Annual Meeting
BY MAIL

If you plan to attend the Annual Meeting at 1715 38th Street, Boulder, Colorado 80301, you may vote in person during the Annual Meeting. Please bring your Notice of Internet Availability or proxy card.

AT THE MEETING

BENEFICIAL OWNERS (SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE):

If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

STOCKHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

●	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
●	completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;

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●	delivering a written notice of revocation to our Corporate Secretary at Edgewise Therapeutics, Inc., 1715 38th Street, Boulder, Colorado 80301, Attention: Corporate Secretary, which must be received prior to the Annual Meeting; or
●	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

BENEFICIAL OWNERS (SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE):

If you are a beneficial owner stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

WHAT IS THE EFFECT OF GIVING A PROXY?

Proxies are solicited by and on behalf of our board of directors. Kevin Koch, Ph.D., the Company’s Chief Executive Officer, Michael P. Nofi, the Company’s Chief Financial Officer and John R. Moore, the Company’s General Counsel have been designated as proxy holders for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

WHY DID I RECEIVE A NOTICE INSTEAD OF A FULL SET OF PROXY MATERIALS?

In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

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HOW CAN I CONTACT EDGEWISE’S TRANSFER AGENT?

You may contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by telephone at (844) 998-0339, or by writing Broadridge Corporate Issuer Solutions, Inc., at PO Box 1342, Brentwood, New York 11717. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at shareholder.broadridge.com/bcis/.

WHO WILL COUNT THE VOTES?

Broadridge Corporate Issuer Solutions, Inc. will tabulate the votes and John R. Moore as Secretary of the Company will act as inspector of election.

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

●	Proposal No. 1: The election of three Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the three nominees who receive the most FOR votes will be elected. You may vote FOR or WITHHOLD for each of the nominees. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
●	Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.
●	Proposal No. 3: The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting and entitled to vote thereon. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

Stockholders will also consider such other business as may come properly be presented before the Annual Meeting or any adjournment thereof.

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HOW ARE PROXIES SOLICITED FOR THE ANNUAL MEETING AND WHO IS PAYING FOR SUCH SOLICITATION?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

HOW MAY MY brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Absent direction from you, your broker will not have discretion to vote on the election of directors or on the approval, on an advisory basis, of executive compensation of our named executive officers, which are “non-routine” matters.

WHAT DOES IT MEAN IF I RECEIVED MORE THAN ONE NOTICE?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Edgewise or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

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I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER, AND WE RECEIVED ONLY ONE PAPER COPY OF THE PROXY MATERIALS. HOW MAY I OBTAIN AN ADDITIONAL COPY OF THE PROXY MATERIALS?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Edgewise Therapeutics, Inc.
Attention: Investor Relations
1715 38th Street
Boulder, Colorado 80301
Tel: (720) 262-7002

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

We will disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

WHAT IS THE MAILING ADDRESS FOR EDGEWISE’S PRINCIPAL EXECUTIVE OFFICES?

Our principal executive offices are located at 1715 38th Street, Boulder, Colorado 80301. The telephone number at that location is (720) 262-7002.

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Other Matters

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

AVAILABILITY OF BYLAWS

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2025, all Section 16(a) filing requirements were satisfied on a timely basis, except that a Form 4 filing for each of Mr. Carruthers, Dr. Derakhshan, Dr. Donovan, Dr. Koch, Mr. Moore, and Dr. Russell (Filers) in connection with one transaction on May 1, 2025 for each Filer and one transaction on May 2, 2025 for each Filer was filed late on May 7, 2025 due to administrative error, and a Form 4 filing for Mr. Martin in connection with one transaction on November 19, 2025 was filed late on November 24, 2025 due to administrative error.

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING

Our nominating and corporate governance committee considers recommendations and nominations for candidates to the board of directors from stockholders so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable Company policies and all applicable laws, rules and regulations, and in the same manner as candidates recommended to our nominating and corporate governance committee from other sources. Stockholders may

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recommend director nominees for consideration by the nominating and corporate governance committee by writing to the Secretary of the Company. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate. Following verification of the stockholder status of the person submitting the recommendation and verification that all requirements have been met, all properly submitted recommendations will be promptly brought to the attention of the nominating and corporate governance committee.

If a stockholder would like us to consider including a proposal in our proxy statement for our 2027 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our principal executive offices on or before December 24, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Edgewise Therapeutics, Inc.
Attention: Corporate Secretary
1715 38th Street
Boulder, CO 80301

Our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting. In order to be properly brought before our 2027 annual meeting, the stockholder must provide timely written notice to our Corporate Secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in, and such stockholder must otherwise comply with, our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices:

●	no earlier than 8:00 a.m., local time, on February 4, 2027; and
●	no later than 5:00 p.m., local time, on March 6, 2027.

In the event that we hold our 2027 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our Corporate Secretary at our principal executive offices:

●	no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting; and
●	no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of our 2027 annual meeting is first made by the Company.

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If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

In addition to complying with the notice and information procedures of our amended and restated bylaws and consistent with the universal proxy rules, shareholders who in connection with our 2027 annual meeting intend to solicit proxies in support of director nominees other than our Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19(b) of the Exchange Act.

FISCAL YEAR 2025 ANNUAL REPORT AND SEC FILINGS

Our financial statements for our fiscal year ended December 31, 2025 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at investors.edgewisetx.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Edgewise Therapeutics, Inc., 1715 38th Street, Boulder, CO 80301, Attention: Investor Relations.

COMPANY WEBSITE

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EDGEWISE THERAPEUTICS, INC. ATTENTION: SECRETARY 1715 38TH STREET BOULDER, COLORADO 80301 V95010-P52029 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 1. Elect the directors named in the attached Proxy Statement to serve until the 2029 Annual Meeting of Stockholders. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If no direction is made, this proxy will be voted "FOR ALL" on Proposal 1, and "FOR" on Proposals 2 and 3. The board of directors recommends you vote "FOR ALL" on directors, and "FOR" on Proposals 2 and 3. 2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. 3. Conduct an advisory vote on the compensation of our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. EDGEWISE THERAPEUTICS, INC. 01) Laura Brege 02) Badreddin Edris, Ph.D. 03) Jonathan Root, M.D. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V95011-P52029 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. EDGEWISE THERAPEUTICS, INC. 2026 Annual Meeting of Stockholders June 4, 2026 10:00 am MT This proxy is solicited by the board of directors The stockholder(s) hereby appoint(s) Kevin Koch, Michael Nofi and John R. Moore, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Edgewise Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am MT on June 4, 2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendations. Continued and to be signed on reverse side